UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.      )
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Concho Resources Inc.

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CONCHO RESOURCES INC.
550 West Texas Avenue
Suite 100
Midland, Texas 79701

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Concho Resources Inc.:

Notice is hereby given that the 2011 Annual Meeting of Stockholders (the “Annual Meeting”) of Concho Resources Inc. will be held in the Wildcatter Room, Petroleum Club of Midland, 501 West Wall Avenue, Midland, Texas, on Thursday, June 2, 2011, at 3:00 p.m. Central Time. The Annual Meeting is being held for the following purposes:

1.	to elect three Class I directors, each for a term of three years;

2.	to ratify the Audit Committee of the Board of Directors’ selection of Grant Thornton LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2011;

3.	to consider an advisory vote on the compensation of the Company’s named executive officers as disclosed in the accompanying proxy statement;

4.	to consider an advisory vote on the frequency of the advisory vote on the compensation of the Company’s named executive officers; and

5.	to transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

These proposals are described in the accompanying proxy materials. You will be able to vote at the Annual Meeting only if you were a stockholder of record at the close of business on April 18, 2011, the record date for the meeting.

By Order of the Board of Directors

C. William Giraud
Senior Vice President, General Counsel and Secretary

Midland, Texas
April 28, 2011

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on June 2, 2011:

This Notice and Proxy Statement, along with the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and the Company’s 2010 Annual Report to Stockholders, are available free of charge at www.conchoresources.com/proxy.

YOUR VOTE IS IMPORTANT

Please date, sign and return the enclosed proxy card promptly so that your shares may be voted in accordance with your wishes and so that there is a quorum at the Annual Meeting.

CONCHO RESOURCES INC.
550 West Texas Avenue
Suite 100
Midland, Texas 79701

PROXY STATEMENT

2011 ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of Concho Resources Inc. (the “Company”) for use at the Company’s 2011 Annual Meeting of Stockholders (the “Annual Meeting”). The Board of Directors of the Company requests your proxy for the Annual Meeting that will be held on Thursday, June 2, 2011, at 3:00 p.m. Central Time, in the Wildcatter Room, Petroleum Club of Midland, 501 West Wall Avenue, Midland, Texas. By granting a proxy, you authorize the persons named in the proxy to represent you and vote your shares at the Annual Meeting. Those persons will also be authorized to vote your shares to adjourn the Annual Meeting from time to time and to vote your shares at any adjournments or postponements of the Annual Meeting.

If you attend the Annual Meeting, you may vote in person. If you are not present at the Annual Meeting, your shares may be voted only by a person to whom you have given a proper proxy.

You may revoke your proxy in writing at any time before it is exercised at the Annual Meeting by (i) delivering to the Secretary of the Company a written notice of the revocation; (ii) signing, dating and delivering to the Secretary of the Company a proxy with a later date; or (iii) attending the Annual Meeting and voting your shares in person. Your attendance at the Annual Meeting will not revoke your proxy unless you give written notice of revocation to the Secretary of the Company before your proxy is exercised or unless you vote your shares in person at the Annual Meeting before your proxy is exercised.

Brokers are not permitted to vote your shares for discretionary matters, which include the election of directors, the advisory vote on executive compensation and the advisory vote on the frequency of the advisory vote on executive compensation, without your instructions as to how to vote. Please return your proxy card so that your vote can be counted.

DELIVERY OF PROXY MATERIALS

The approximate date on which this Proxy Statement, accompanying Notice of 2011 Annual Meeting of Stockholders and proxy card, and the Company’s 2010 Annual Report to Stockholders are first being sent or given to stockholders is April 29, 2011.

This Notice and Proxy Statement, along with the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and the Company’s 2010 Annual Report to Stockholders, are available free of charge at www.conchoresources.com/proxy.

QUORUM AND VOTING

Voting Stock.  The Company’s common stock, par value $.001 per share, is the only class of securities that entitles holders to vote generally at meetings of the Company’s stockholders. Each share of common stock outstanding on the record date is entitled to one vote.

Record Date.  The record date for stockholders entitled to notice of and to vote at the Annual Meeting is the close of business on April 18, 2011. As of the record date, 103,377,081 shares of common stock were outstanding and entitled to be voted at the Annual Meeting.

Quorum and Adjournments.  A quorum of stockholders is necessary to have a valid meeting of stockholders. The presence, in person or by proxy, of the holders of a majority of the votes eligible to be cast at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. If a quorum is not present, the chairman has the power to adjourn the Annual Meeting from time to time, without notice other than an announcement at the Annual Meeting, until a quorum is present. At any annual meeting reconvened following an adjournment at which a quorum is present, any business may be transacted that might have been transacted at the annual meeting as originally noticed.

Vote Required.  Only stockholders of record at the close of business on April 18, 2011 have the right to vote at the Annual Meeting. The proposals at the Annual Meeting will require the following votes:

•	Directors will be elected by a plurality of all votes cast. You may vote “FOR ALL NOMINEES,” “WITHHOLD AUTHORITY FOR ALL NOMINEES” or “FOR ALL EXCEPT” for the director nominees.

•	Ratification of the selection of the Company’s independent registered public accounting firm will require the affirmative vote of the holders of a majority of the votes of the Company’s common stock cast affirmatively or negatively at the Annual Meeting with respect to the proposal. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the proposal to ratify the selection of the Company’s independent registered public accounting firm.

•	Approval, on an advisory basis, of the compensation of Company’s named executive officers will require the affirmative vote of the holders of a majority of the votes of the Company’s common stock cast affirmatively or negatively at the Annual Meeting with respect to the proposal. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers.

•	The Company’s Board of Directors has determined that the choice of one year, two years or three years that receives the most votes will be deemed to be the preference of the Company’s stockholders with respect to the approval, on an advisory basis, of the frequency of the advisory vote on the compensation of the Company’s named executive officers. You may vote “ONE YEAR,” “TWO YEARS,” “THREE YEARS” or “ABSTAIN” on the proposal to approve, on an advisory basis, the frequency of the advisory vote on the compensation of the Company’s named executive officers.

An automated system that the Company’s transfer agent administers will tabulate the votes.

Brokers who hold shares in street name for customers are required to vote shares in accordance with instructions received from the beneficial owners. The New York Stock Exchange’s (the “NYSE”) Rule 452 restricts when brokers who are record holders of shares may exercise authority to vote those shares. Brokers are permitted to vote on discretionary items if they have not received instructions from the beneficial owners, but they are not permitted to vote (a “broker non-vote”) on non-discretionary items absent instructions from the beneficial owner. With respect to the Annual Meeting, Rule 452 prohibits such brokers from exercising discretionary authority in the election of the Company’s directors, the advisory vote on the compensation of the Company’s named executive officers or the advisory vote on the frequency of the advisory vote on the compensation of the Company’s named executive officers but such brokers may exercise discretionary authority with respect to the ratification of the selection of the Company’s independent registered public accounting firm.

Abstentions and broker non-votes will be included for purposes of determining whether a quorum is present at the Annual Meeting. Neither abstentions nor broker non-votes will have any effect on the outcome of voting on any of the proposals at the Annual Meeting.

Default Voting.  A proxy that is properly completed and returned will be voted at the Annual Meeting in accordance with the instructions on the proxy. If you properly complete and return a proxy, but do not indicate any contrary voting instructions, your shares will be voted in accordance with the Board of Director’s recommendations, which are as follows:

•	FOR the election of the three persons named in this Proxy Statement as the Board of Directors’ nominees for election as Class I directors;

•	FOR the ratification of the selection of Grant Thornton LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2011;

•	FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed under “Compensation Discussion and Analysis” and the accompanying compensation tables under “Executive Compensation” contained in this proxy statement; and

•	“THREE YEARS” on the advisory vote on the frequency of the advisory vote on the compensation of the Company’s named executive officers.

If any other business properly comes before the stockholders for a vote at the Annual Meeting, your shares will be voted in accordance with the discretion of the holders of the proxy. The Board of Directors knows of no matters, other than those previously stated herein, to be presented for consideration at the Annual Meeting.

Record Name and Street Name Shares.  Shares held directly in your name as the stockholder of record can be voted in person at the Annual Meeting, or you can provide a proxy to be voted at the Annual Meeting. You may vote by mail by signing, dating and returning the enclosed proxy card in the enclosed envelope. If you plan to vote in person at the Annual Meeting, please bring proof of identification. Even if you currently plan to attend the Annual Meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

If you hold your shares in “street name” (for example, at your brokerage account), please follow the instructions provided by your record holder to vote the enclosed proxy card by signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope. Shares held in street name may be voted in person by you at the Annual Meeting only if you obtain a signed proxy from your bank, broker or other holder of record (the record holder) giving you the right to vote the shares. If you hold your shares in street name and wish to simply attend the Annual Meeting, please bring proof of ownership and proof of identification.

ITEM ONE:  ELECTION OF DIRECTORS

The Company has classified its Board of Directors into three classes. Directors in each class are elected to serve for three-year terms and until either they are re-elected or their successors are elected and qualified or until their earlier resignation or removal. Each year, the directors of one class stand for re-election as their terms of office expire. Based on recommendations from its Nominating & Governance Committee, the Board of Directors has nominated the following individuals for election as Class I directors of the Company with their terms to expire at the Company’s 2014 annual meeting of stockholders, when they are to be re-elected or their successors are elected and qualified or until their earlier resignation or removal:
Timothy A. Leach
William H. Easter III
W. Howard Keenan, Jr.

Messrs. Leach, Easter and Keenan currently serve as Class I directors of the Company. Their biographical information is contained in “Directors and Executive Officers” below.

The Board of Directors has no reason to believe that any of its nominees will be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, either the number of the Company’s directors will be reduced or the persons acting under your proxy will vote for the election of a substitute nominee that the Board of Directors nominates.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE DIRECTOR NOMINEES.

DIRECTORS AND EXECUTIVE OFFICERS

The table below sets forth certain information, as of the date of this Proxy Statement, regarding the Company’s directors and executive officers:

Name	Age	Position

Timothy A. Leach	51	Chairman of the Board of Directors, Chief Executive Officer, President and Class I Director
C. William Giraud	31	Senior Vice President, General Counsel and Secretary
Jack F. Harper	39	Senior Vice President and Chief of Staff
Darin G. Holderness	47	Senior Vice President, Chief Financial Officer and Treasurer
Matthew G. Hyde	55	Senior Vice President of Exploration and Land
E. Joseph Wright	51	Senior Vice President and Chief Operating Officer
Steven L. Beal	52	Class II Director
Tucker S. Bridwell	59	Class II Director
William H. Easter III	61	Class I Director
W. Howard Keenan, Jr.	60	Class I Director
Ray M. Poage	63	Class III Director
Mark B. Puckett	59	Class II Director
A. Wellford Tabor	42	Class III Director

Set forth below is biographical information about each of the Company’s executive officers and directors. Executive officers serve at the discretion of the Board of Directors.

Timothy A. Leach has been the Chairman of the Board of Directors and Chief Executive Officer of the Company since its formation in February 2006 and the President of the Company since July 2009. Mr. Leach was the Chairman of the Board of Directors and Chief Executive Officer of Concho Equity Holdings Corp. from its formation in April 2004 until it was merged into another subsidiary of the Company in December 2008. Mr. Leach was Chairman of the Board and Chief Executive Officer of Concho Oil & Gas Corp. from its formation in January 2001 until its sale in January 2004. From January 2004 to April 2004, Mr. Leach was involved in private investments. Mr. Leach was Chairman of the Board and Chief Executive Officer of Concho Resources Inc. (which was a different company than the Company) from its formation in August 1997 until its sale in June 2001. From September 1989 until May 1997, Mr. Leach was employed by Parker & Parsley Petroleum Company (now Pioneer Natural Resources Company) in a variety of capacities, including serving as Executive Vice President and as a member of Parker & Parsley Petroleum Company’s Executive Committee. He is a graduate of Texas A&M University with a Bachelor of Science degree in Petroleum Engineering.

C. William Giraud has been the Senior Vice President, General Counsel and Secretary of the Company since October 2010. Mr. Giraud was the Vice President — General Counsel and Secretary of the Company from November 2009 to October 2010. Prior to joining the Company, Mr. Giraud practiced corporate and securities law at Vinson & Elkins, L.L.P. since September 2005. He is a graduate of Wake Forest University with a Bachelor of Arts degree in Economics and a graduate of the University of Texas School of Law with a Doctor of Jurisprudence degree.

Jack F. Harper has been the Senior Vice President and Chief of Staff since November 2010. From May 2007 to October 2010, Mr. Harper was the Vice President — Business Development and Capital Markets of the Company. Mr. Harper was the Director of Investor Relations and Business Development of the Company from July 2006 until May 2007. From October 2005 until July 2006, Mr. Harper was involved in private investments. From October 2002 until October 2005, Mr. Harper was employed by Unocal Corporation, where he served as Manager of Planning and Evaluation and Manager of Business Development for Unocal Corporation’s wholly owned subsidiary, Pure Resources, Inc. From May 2000 until October 2002, Mr. Harper was employed by Pure Resources, Inc. in a variety of capacities, including in his last position as Vice President, Finance and Investor Relations. From December 1996

until May 2000, Mr. Harper was employed by Tom Brown, Inc., where his last position was Vice President, Investor Relations, Corporate Development and Treasurer. He is a graduate of Baylor University with a Bachelor of Business Administration degree in Finance.

Darin G. Holderness has been the Senior Vice President, Chief Financial Officer and Treasurer of the Company since October 2010. Mr. Holderness was the Vice President — Chief Financial Officer and Treasurer of the Company from August 2008 to October 2010. From May 2008 until August 2008, Mr. Holderness was employed by Eagle Rock Energy Partners, L.P. as Senior Vice President and Chief Financial Officer. From November 2004 until May 2008, Mr. Holderness served as Vice President and Chief Accounting Officer of Pioneer Natural Resources Company. Mr. Holderness holds a Bachelor of Business Administration degree in Accounting from Boise State University and is a certified public accountant.

Matthew G. Hyde has been the Senior Vice President of Exploration and Land of the Company since October 2010. From November 2008 to October 2010, Mr. Hyde was the Vice President — Exploration and Land. Mr. Hyde was the Vice President — Exploration of the Company from May 2008 until November 2008. From January 2008 to May 2008, Mr. Hyde was involved in private investments. From March 2001 to December 2007, Mr. Hyde was an Asset Manager of Oxy Permian, a business unit of Occidental Petroleum Corporation. From April 1998 to February 2001, Mr. Hyde served as President and General Manager of Occidental Petroleum Corporation’s international business unit in Oman. Prior to that role, Mr. Hyde served in a variety of domestic and international exploration positions for Occidental Petroleum Corporation, including Regional Exploration Manager responsible for Latin American exploration activities. He is a graduate of the University of Vermont and the University of Massachusetts where he obtained Bachelor of Arts and Master of Science degrees, respectively, in Geology. Mr. Hyde also holds a Master of Business Administration degree from the University of California Los Angeles.

E. Joseph Wright has been the Senior Vice President and Chief Operating Officer since November 2010. Mr. Wright was the Vice President — Engineering and Operations since the Company’s formation in February 2006 to October 2010. Mr. Wright was the Vice President — Operations & Engineering of Concho Equity Holdings Corp. from its formation in April 2004 until it was merged into another subsidiary of the Company in December 2008. Mr. Wright was Vice President — Operations/Engineering of Concho Oil & Gas Corp. from its formation in January 2001 until its sale in January 2004. From January 2004 to April 2004, Mr. Wright was involved in private investments. Mr. Wright served in various engineering and operations positions for Concho Resources Inc. (which was a different company than the Company), including serving as its Vice President — Operations, from 1998 until its sale in June 2001. From 1982 until February 1998, Mr. Wright was employed by Mewbourne Oil Company in several operations, engineering and capital markets positions. He is a graduate of Texas A&M University with a Bachelor of Science degree in Petroleum Engineering.

Steven L. Beal has been a director since the Company’s formation in February 2006 and a consultant to the Company since July 1, 2009. Mr. Beal was the President and Chief Operating Officer of the Company from its formation in February 2006 until his retirement effective June 30, 2009. Mr. Beal was a director and the President and Chief Operating Officer of Concho Equity Holdings Corp. from its formation in April 2004 until it was merged into another subsidiary of the Company in December 2008. Mr. Beal was a director and the Executive Vice President and Chief Financial Officer of Concho Oil & Gas Corp. from its formation in January 2001 until he became its President and Chief Operating Officer in August 2002, a position he held until its sale in January 2004. From January 2004 to April 2004, Mr. Beal was involved in private investments. Mr. Beal was a director and the Vice President and Chief Financial Officer of Concho Resources Inc. (which was a different company than the Company) from its formation in August 1997 until its sale in June 2001. From October 1988 until May 1997, Mr. Beal was employed by Parker & Parsley Petroleum Company (now Pioneer Natural Resources Company) in a variety of capacities, including serving as its Senior Vice President and Chief Financial Officer and as a member of Parker & Parsley Petroleum Company’s Executive Committee. From 1981 until February 1988, Mr. Beal was employed by the accounting firm of Price Waterhouse (now PricewaterhouseCoopers). Mr. Beal is also a director of First Financial Bankshares, Inc. He is a graduate of the University of Texas with a Bachelor of Business Administration degree in Accounting.

Tucker S. Bridwell has been a director of the Company since February 2006 and currently serves as the Lead Director, the Chairman of the Nominating & Governance Committee and a member of the Audit Committee.

Mr. Bridwell was a director of Concho Equity Holdings Corp. from its inception in April 2004 until February 2006. Mr. Bridwell has been the President of each of the Mansefeldt Investment Corporation and the Dian Graves Owen Foundation since September 1997 and manages investments for both entities; both of which are stockholders of the Company. He has been in the energy business in various capacities for over twenty-five years. Mr. Bridwell served as Chairman of the Board of Directors of First Permian, LLC from 2000 until its sale to Energen Corporation in April 2002 and as a director of Petrohawk Energy Corporation from May 2004 until December 2010. Mr. Bridwell is also a director of First Financial Bankshares, Inc. He is a graduate of Southern Methodist University with a Bachelor of Business Administration degree and a Master of Business Administration degree, and is a certified public accountant.

William H. Easter III has been a director of the Company since February 2008 and currently serves as a member of the Compensation Committee and the Audit Committee. Mr. Easter’s career spans over thirty years in the areas of natural gas supply, processing, marketing and transportation, as well as crude oil and petroleum refining, marketing and transportation. Mr. Easter is the past Chairman of the Board of Directors, President and Chief Executive Officer of DCP Midstream, LLC (formerly Duke Energy Field Services, LLC), having retired from such company in January 2008. He joined DCP Midstream, LLC in January 2004 as Chairman, President and Chief Executive Officer. He also served as director of TEPPCO GP, LLC, the general partner of TEPPCO Partners, L.P., from January 2004 until February 2005, and as a director of DCP Midstream GP, LLC, the general partner of DCP Midstream Partners, LP, from November 2005 to January 2008. From August 2002 through January 2004, Mr. Easter served as Vice President of State Government Affairs for ConocoPhillips. From 1998 to 2002, Mr. Easter served as General Manager of the Gulf Coast Refining, Marketing and Transportation Business Unit of Conoco Inc. Since his retirement from DCP Midstream, LLC, Mr. Easter has been involved in private investments. He is also a member of the Board of Directors and the finance committee of the Memorial Hermann Hospital System in Houston. Mr. Easter earned his Bachelor of Business Administration degree in Finance from the University of Houston and his Master of Science in Management degree from The Graduate School of Business at Stanford University.

W. Howard Keenan, Jr. has been a director of the Company since February 2006 and serves as a member of the Compensation Committee and the Nominating & Governance Committee. Mr. Keenan previously was a director of Concho Equity Holdings Corp., Concho Oil & Gas Corp. and Concho Resources Inc. (which was a different company than the Company). Mr. Keenan has over thirty-five years of experience in the financial and energy businesses. Since 1997, he has been a Member of Yorktown Partners LLC, a private equity investment manager focused on the energy industry. Two limited partnerships managed by Yorktown Partners LLC are stockholders of the Company. Mr. Keenan currently serves on the Board of Directors of GeoMet, Inc. and Antero Resources Corporation. From 1975 to 1997, he was in the Corporate Finance Department of Dillon, Read & Co. Inc. and active in the private equity and energy areas, including the founding of the first Yorktown Partners fund in 1991. He is serving or has served as a director of multiple privately held Yorktown Partners portfolio companies. Mr. Keenan holds a Bachelors degree from Harvard College and a Master of Business Administration from Harvard University.

Ray M. Poage has been a director of the Company since August 2007 and serves as the Chairman of the Audit Committee. Mr. Poage was a partner in KPMG LLP from 1980 to June 2002, when he retired. Mr. Poage’s responsibilities included providing accounting services, primarily in the area of taxation, to private and publicly held companies engaged in the oil and natural gas industry. Since June 2002, Mr. Poage has been involved in private investments. Mr. Poage previously served as the Chairman of the audit committee and as a member of the Board of Directors of Parallel Petroleum Corporation. Mr. Poage received a Bachelor of Business Administration degree in Accounting from Texas Tech University in 1972.

Mark B. Puckett has been a director of the Company since November of 2009 and currently serves as a member of the Compensation Committee and the Audit Committee. Mr. Puckett began his career at Chevron in 1973 and retired in May 2008. During his tenure at Chevron, Mr. Puckett held a variety of positions of increasing responsibility in Chevron’s upstream operations before ultimately retiring as the President of Chevron’s Energy Technology Company, where he was responsible for managing the company’s technology resources across all business segments. In addition, Mr. Puckett served on Chevron’s management committee from 1997 until his retirement and served on Chevron’s upstream and gas leadership team from 2001 until his retirement. Since his retirement, Mr. Puckett has been involved in private investments. He is a member of the Society of Petroleum

Engineers and the Dean’s Advisory Council, College of Engineering at Texas A&M University. Mr. Puckett earned a bachelor’s degree in civil engineering from Texas A&M University.

A. Wellford Tabor has been a director of the Company since February 2006 and currently serves as the Chairman of the Compensation Committee and a member of the Nominating & Governance Committee. Mr. Tabor was a director of Concho Equity Holdings Corp. from its inception in April 2004 until February 2006. Mr. Tabor also served as a director of Concho Oil & Gas Corp. from March 2003 until its sale in January 2004. Mr. Tabor is currently the managing partner of Keeneland Capital. Prior to founding Keeneland Capital in 2009, Mr. Tabor was a partner with Wachovia Capital Partners. Mr. Tabor was a director at The Beacon Group from 1995 to 2000. From 1991 to 1993, he worked in the Investment Banking Division at Morgan Stanley & Co. Mr. Tabor currently serves on the board of directors of several privately held companies. Mr. Tabor earned his undergraduate degree from The University of Virginia and his Master of Business Administration degree from The Graduate School of Business at Stanford University.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors believes that sound governance practices and policies provide an important framework to assist it in fulfilling its duty to stockholders. The Company’s Corporate Governance Guidelines include provisions concerning the following:

•	role and functions of the Board of Directors and the Lead Director;

•	qualifications, independence, responsibilities, tenure and compensation of directors;

•	size of the Board of Directors;

•	director resignation process;

•	committee functions and independence of committee members;

•	meetings of independent directors;

•	performance review of the Board of Directors; and

•	director orientation and continuing education.

The Company’s Corporate Governance Guidelines are reviewed periodically and as necessary by the Company’s Nominating & Governance Committee, and any proposed additions to or amendments of the Corporate Governance Guidelines will be presented to the Board of Directors for its approval.

Director Independence

Rather than adopting categorical standards, the Board of Directors assesses director independence on a case-by-case basis, in each case consistent with applicable legal requirements and the listing standards of the NYSE. After reviewing all relationships each director has with the Company, including the nature and extent of any business relationships between the Company and each director, as well as any significant charitable contributions the Company makes to organizations where its directors serve as board members or executive officers, the Board of Directors has affirmatively determined that the following directors have no material relationships with the Company and are independent as defined by the current listing standards of the NYSE: Messrs. Bridwell, Easter, Keenan, Poage, Puckett and Tabor. Mr. Leach, the Company’s Chief Executive Officer and President, is not considered by the Board of Directors to be an independent director because of his employment with the Company. Mr. Beal is not considered to be an independent director because of his previous position as an executive officer of the Company and his current role as a paid consultant to the Company.

Board Leadership Structure

The Board of Directors does not have a policy on whether or not the roles of Chairman and Chief Executive Officer should be separate or combined. The directors serving on the Board of Directors possess considerable professional and industry experience, significant experience as directors of both public and private companies and a unique knowledge of the challenges and opportunities that the Company faces. As such, the Board of Directors believes that it is in the best position to evaluate the needs of the Company and to determine how best to organize the Company’s leadership structure to meet those needs.

At present, the Board of Directors of the Company has chosen to combine the positions of Chairman and Chief Executive Officer. While the Board of Directors believes it is important to retain the flexibility to determine whether the roles of Chairman and Chief Executive Officer should be separated or combined in one individual, the Board of Directors believes that the current Chief Executive Officer is the individual with the necessary experience, commitment and support of the other members of the Board of Directors to effectively carry out the role of Chairman.

The Board of Directors believes this structure promotes better alignment of strategic development and execution, more effective implementation of strategic initiatives and clearer accountability for the Company’s success or failure. Moreover, the Board of Directors believes that combining the Chairman and Chief Executive Officer positions does not impede independent oversight. Six of the eight members of the Board of Directors are independent under NYSE rules and Mr. Bridwell, an independent director, acts as the Lead Director. The independent directors meet in an executive session after each regular board meeting, and Mr. Bridwell acts as Chairman of these sessions, and at which the independent directors have the opportunity to openly discuss management performance.

Executive Sessions; Election of Lead Director

To facilitate candid discussion among the Company’s directors, the independent directors meet in executive session in conjunction with each regular board meeting and as otherwise determined by the Lead Director.

The Board of Directors elected Mr. Bridwell, an independent director, to serve as the Lead Director. In this capacity Mr. Bridwell provides, in conjunction with the Chairman, leadership and guidance to the Board of Directors. As the Lead Director, Mr. Bridwell also (i) serves as chairman of executive sessions of the independent directors and (ii) in consultation with the Chairman, establishes the agenda for each meeting of the Board of Directors, taking into account the suggestions of other directors. Interested parties who wish to communicate with the Board of Directors, its committees, the Chairman, the Lead Director or any other individual director should follow the procedures described below under “Interested Party Communications.”

Board’s Role in Risk Oversight

In the normal course of its business, the Company is exposed to a variety of risks, including market risks relating to changes in commodity prices, interest rates, technical risks affecting the Company’s resource base, political risks and credit and investment risk. The Company’s executive officers attend all regularly scheduled meetings of the Board of Directors, where they conduct presentations to the Board of Directors on various strategic matters involving the Company’s operations and are available to address any questions or concerns raised by the Board of Directors on risk management or any other matters. The Board of Directors oversees the strategic direction of the Company, and in doing so considers the potential rewards and risks of the Company’s business opportunities and challenges, and monitors the development and management of risks that impact the Company’s strategic goals. The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities by monitoring the effectiveness of the Company’s systems of financial reporting, auditing, internal controls and legal and regulatory compliance. To address risks related to the Company’s hedging program, a group consisting of the Company’s Chief Executive Officer, Chief Financial Officer and Mr. Easter, an independent director, regularly review the Company’s hedging strategy and positions.

Director Qualifications

A number of the members of the Board of Directors have served as members of senior management and/or directors of other public and private companies. In addition, all members of the Board of Directors have extensive experience in the oil and natural gas industry and are familiar with board processes.

More specifically, Mr. Leach has been Chairman and Chief Executive Officer of the Company since its formation and President since July 2009. Mr. Beal served as the President and Chief Operating Officer of the Company from its formation until his retirement in June 2009 and remains a consultant to the Company. In addition, both men previously served as executive officers of two Permian Basin-focused private oil and natural gas companies and in varying executive roles at Parker & Parsley Petroleum Company (now Pioneer Natural Resources Company). Messrs. Leach and Beal’s deep knowledge of the Company and the industry as a result of their long tenure with the Company and previous companies make them valuable members of the Board of Directors.

Mr. Easter’s experience as Chairman, President and Chief Executive Officer of DCP Midstream, LLC and his previous service on the board of directors of TEPPCO GP LLC has provided him with midstream and natural gas marketing expertise, as well as valuable management skills. Mr. Puckett, as a result of his 35 year career at Chevron Corporation, provides the Board of Directors a valuable source of engineering, drilling and oil and natural gas operations management expertise. In addition, as the Company expects to continue to grow in size and scale, the Board of Directors will benefit from Messrs. Easter and Puckett’s experience in managing large organizations.

Messrs. Bridwell, Keenan and Tabor each bring decades worth of experience in energy finance and oil and natural gas investments, as well as knowledge gained through past and current service on the board of directors of various public and private companies in the energy industry. All are familiar with the issues, trends and opportunities within the industry, providing the Company’s management with meaningful relationships and supplying the Board of Directors with critical expertise when evaluating potential acquisition opportunities and exploration projects.

Mr. Poage spent the majority of his 30 years of service at KPMG advising oil and natural gas companies on accounting and tax matters, which assists the Board of Directors when dealing with tax, audit and other accounting matters. In addition, his recent service as the chair of the audit committee of another public exploration and production company gives him valuable perspective on current issues facing audit committees.

Attendance at Annual Meetings

The Board of Directors encourages all directors to attend the annual meetings of stockholders, if practicable. Four of the Company’s directors attended last year’s annual meeting.

Interested Party Communications

The Company’s stockholders and other interested persons may communicate with the Board of Directors, any committee of the Board of Directors, the Chairman of the Board of Directors, the Lead Director or any other individual director by sending communications to: Concho Resources Inc., 550 West Texas Avenue, Suite 100, Midland, Texas 79701, Attention: General Counsel.

The envelope containing each communication should be marked “Communication with Directors” and clearly identify the intended recipient(s) of the communication. The Company’s General Counsel will review each communication received from stockholders and other interested parties and will forward the communication, as expeditiously as reasonably practicable, to the addressees if the communication (i) complies with the requirements of any applicable policy adopted by the Board of Directors relating to the subject matter of the communication; and (ii) falls within the scope of matters generally considered by the Board of Directors. To the extent the subject matter of a communication relates to matters that have been delegated by the Board of Directors to a committee or to an executive officer of the Company, the Company’s General Counsel may forward the communication to the chairperson of the committee or executive officer to which the matter has been delegated. The acceptance and forwarding of communication to the members of the Board of Directors or an executive officer does not imply or create any fiduciary duty of any member of the Board of Directors or executive officer to the person submitting the communication.

Information may be submitted confidentially and anonymously, although the Company may be obligated by law to disclose the information or identity of the person providing the information in connection with government or private legal actions and in other circumstances. The Company’s policy is not to take any adverse action, and not to tolerate any retaliation, against any person for asking questions or making good faith reports of possible violations of law, the Company’s policies or its Code of Business Conduct and Ethics.

Available Governance Materials

The following materials are available on the Company’s website at www.conchoresources.com:

•	Amended and Restated Charter of the Audit Committee of the Board of Directors;

•	Charter of the Compensation Committee of the Board of Directors;

•	Charter of the Nominating & Governance Committee of the Board of Directors;

•	Code of Business Conduct and Ethics;

•	Financial Code of Ethics;

•	Corporate Governance Guidelines; and

•	Policies and Procedures Relating to Disclosures Required by Item 407 of Regulation S-K.

Stockholders may obtain a copy, free of charge, of each of these documents by sending a written request to Concho Resources Inc., 550 West Texas Avenue, Suite 100, Midland, Texas 79701, Attention: General Counsel.

MEETINGS AND COMMITTEES OF DIRECTORS

General

The Board of Directors held twelve meetings, and its independent directors met in executive session four times, during 2010. No director attended fewer than 75% of the meetings of the Board of Directors and of the committees of the Board of Directors on which that director served.

The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating & Governance Committee.

Audit Committee

The members of the Audit Committee are Messrs. Poage (Chairman), Bridwell, Easter and Puckett. The Board of Directors has determined that each of the members of the Audit Committee satisfies the standards of independence established under Securities and Exchange Commission (“SEC”) rules and regulations and the listing standards of the NYSE. The Board of Directors has further determined that each of the members of the Audit Committee is financially literate and that Mr. Poage is an “audit committee financial expert” as defined by the rules and regulations of the SEC. The Audit Committee held seven meetings during 2010.

The Audit Committee has the authority to retain, compensate, evaluate and terminate the Company’s independent registered public accounting firm. The functions of the Audit Committee, which are discussed in detail in its charter, include the duty to assist the Board of Directors in fulfilling its oversight responsibilities regarding general oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, and the independent registered public accounting firm’s qualifications, independence and performance. Among other things, the Audit Committee is responsible for overseeing the Company’s accounting and financial reporting processes; preparing the Audit Committee Report for inclusion in the Company’s proxy statement; selecting and evaluating the Company’s independent registered public accounting firm; reviewing and approving, as appropriate, any related person transactions; and overseeing any investigations into complaints concerning financial matters.

Compensation Committee

The members of the Compensation Committee are Messrs. Tabor (Chairman), Easter, Keenan and Puckett. The Board of Directors has determined that each of the members of the Compensation Committee satisfies the standards of independence established under the listing standards of the NYSE. The Compensation Committee held eight meetings during 2010.

The functions of the Compensation Committee, which are discussed in detail in its charter, include the duty to administer the Company’s agreements, plans, policies and programs regarding compensation of the Company’s executive officers and directors. The Compensation Committee is also responsible for preparing the Compensation Committee Report for inclusion in the Company’s proxy statement and for assisting the Company’s management in preparing the Compensation Discussion and Analysis for inclusion in the Company’s proxy statement.

The Compensation Committee is delegated all authority of the Board of Directors as may be required or advisable to fulfill the purposes of the Compensation Committee. The Compensation Committee may form and delegate some or all of its authority to subcommittees when it deems appropriate.

Meetings may, at the discretion of the Compensation Committee, include members of the Company’s management, independent consultants or advisors, and such other persons as the Compensation Committee or its chairperson may determine. The Compensation Committee Chairman makes decisions regarding the agenda for regularly scheduled meetings and develops the agenda for special meetings based on information supplied by the person requesting the special meeting. The Company’s Chief Executive Officer makes recommendations to the Compensation Committee regarding the compensation of other executive officers and provides information to the Compensation Committee regarding the other executive officers’ performance; however, the Compensation Committee makes all final decisions regarding all executive officers’ compensation.

The Compensation Committee has the sole authority to retain, amend the engagement with, and terminate any compensation consultant to be used to assist in the evaluation of director and executive officer compensation. The Compensation Committee has engaged the services of Longnecker & Associates since 2007 to apprise the Compensation Committee of compensation-related trends, developments in the marketplace and industry best practices; inform the Compensation Committee of compensation-related regulatory developments; provide peer group survey data to establish compensation ranges for the various elements of compensation; provide an evaluation of the competitiveness of the Company’s non-employee director and executive compensation and benefits programs; assess the relationship between executive pay and performance; and advise on the design of the Company’s incentive compensation programs.

Nominating & Governance Committee

The members of the Nominating & Governance Committee are Messrs. Bridwell (Chairman), Keenan and Tabor. The Board of Directors has determined that each of the members of the Nominating & Governance Committee satisfies the standards of independence established under the listing standards of the NYSE. The Nominating & Governance Committee held four meetings during 2010.

The functions of the Nominating & Governance Committee, which are discussed in detail in its charter, include the duty to assist the Board of Directors by evaluating potential new members of the Board of Directors, recommending committee members and structure and advising the Board of Directors about appropriate corporate governance practices. The Company’s Policies and Procedures Relating to Disclosures Required by Item 407 of Regulation S-K provide that in identifying, evaluating and recommending to the Board of Directors director nominees, the Nominating & Governance Committee shall identify persons who (i) are selected on the basis of their business and professional experience and qualifications, including service on the boards of directors of other companies; (ii) have demonstrated leadership in other companies or government, finance or accounting, higher education or other fields or who are able to provide the Company with relevant expertise, industry knowledge or marketing acumen; (iii) possess the highest personal and professional ethics, integrity and values and are committed to the Company’s core values; (iv) are willing to commit the required time to serve as a member of the Board of Directors and its committees; and (v) will represent all stockholders rather than special interest groups or any group of stockholders. The Nominating & Governance Committee will consider all candidates recommended by any stockholder on the same basis as candidates recommended by the Board of Directors and other sources. While the Board of Directors does not have a formal policy on diversity, in selecting nominees, the Nominating & Governance Committee seeks to have a Board of Directors that represents a diverse range of perspectives and experience relevant to the Company.

In determining whether to recommend a director for re-election to the Board of Directors, in accordance with such policies and procedures the Nominating & Governance Committee shall consider the director’s:

•	past Board of Directors’ and committee meeting attendance and performance;

•	length of Board of Directors’ service;

•	personal and professional integrity, including commitment to the Company’s core values;

•	experience, skills and contributions to the Board of Directors; and

•	independence under applicable standards.

ITEM TWO:  RATIFICATION OF SELECTION OF INDEPENDENT
       REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Grant Thornton LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2011. Grant Thornton LLP has audited the Company’s and its predecessors’ financial statements since 2004. The audit of the Company’s annual consolidated financial statements for the year ended December 31, 2010 was completed by Grant Thornton LLP on February 25, 2011.

The Board of Directors is submitting the selection of Grant Thornton LLP for ratification at the Annual Meeting. The submission of this matter for ratification by stockholders is not legally required, but the Board of Directors and the Audit Committee believe the submission provides an opportunity for stockholders through their vote to communicate with the Board of Directors and the Audit Committee about an important aspect of corporate governance. If the stockholders do not ratify the selection of Grant Thornton LLP, the Audit Committee will reconsider, but will not be required to rescind, the selection of that firm as the Company’s independent registered public accounting firm. Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. Such representatives are also expected to be available to respond to appropriate questions.

The Audit Committee has the authority and responsibility to retain, evaluate and replace the Company’s independent registered public accounting firm. The stockholders’ ratification of the appointment of Grant Thornton LLP does not limit the authority of the Audit Committee to change the Company’s independent registered public accounting firm at any time.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF GRANT THORNTON LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2011.

AUDIT MATTERS

Audit Committee Report

Pursuant to its charter, the Audit Committee’s principal functions include the duty to (i) annually review and reassess its performance and the adequacy of its charter; (ii) pre-approve audit or non-audit services proposed to be rendered by the Company’s independent registered public accounting firm; (iii) annually review the qualifications and independence of the independent registered public accounting firm’s senior personnel that are providing services to the Company; (iv) review with management and the independent registered public accounting firm the Company’s annual and quarterly financial statements, earnings press releases and financial information and earnings guidance provided to analysts and ratings agencies; (v) review with management the Company’s major financial risk exposures; (vi) review changes to the Company’s significant auditing and accounting principles and practices; (vii) review the independent registered public accounting firm’s internal quality-control procedures and the procedures for the Company’s financial reporting processes; and (viii) assist the Board of Directors in monitoring compliance with legal and regulatory requirements. While the Audit Committee has the responsibilities and powers set forth in its charter and the Company’s management and the independent registered public accounting firm are accountable to the Audit Committee, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable laws, rules and regulations.

In performing its oversight role, the Audit Committee has reviewed and discussed the Company’s audited financial statements with the Company’s management and independent registered public accounting firm. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. The Audit Committee has received the written disclosures and the written statement from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee has also considered whether the provision of non-audit services by the independent registered public accounting firm to the Company is compatible with maintaining the independent registered public accounting firm’s independence and has discussed with the independent registered public accounting firm its independence.

Based on the reviews and discussions described in this Audit Committee Report, and subject to the limitations on the roles and responsibilities of the Audit Committee referred to herein and in its charter, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements for the year ended December 31, 2010 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, which was filed with the SEC on February 25, 2011. The Audit Committee also selected Grant Thornton LLP as the Company’s independent registered public accounting firm for 2011.

Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by the Company’s management and independent registered public accounting firm. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that (i) the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, (ii) the Company’s financial statements are presented in accordance with generally accepted accounting principles, or (iii) Grant Thornton LLP is in fact independent.

Members of the Audit Committee:

Ray M. Poage (Chairman)
Tucker S. Bridwell
William H. Easter III
Mark B. Puckett

Audit and Other Fees

The table below sets forth the aggregate fees billed by Grant Thornton LLP, the Company’s independent registered public accounting firm, for the last two fiscal years:

	For the Years Ended
	December 31,
	2010	2009

Audit Fees(1):
Audit	$409,492	$374,813
Quarterly Reviews	137,038	139,365
SEC Filings	63,000	57,038

Subtotal	609,530	571,216
Audit Related Fees(2)	581,738	—
Tax Fees(3)	67,909	75,150
All Other Fees	—	—

Total	$1,259,177	$646,366

(1)	Includes audit of the Company’s annual consolidated financial statements included in its Annual Report on Form 10-K, review of the Company’s quarterly financial statements included in its Quarterly Reports on Form 10-Q and review of the Company’s other filings with the SEC, including comfort letters, consents and other research work necessary to comply with generally accepted auditing standards for the years ended December 31, 2010 and 2009.

(2)	Includes audit of financial statements included in a Current Report on Form 8-K related to the Marbob acquisition.

(3)	Tax return preparation and consultation on tax matters.

The charter of the Audit Committee and its pre-approval policy require that the Audit Committee review and pre-approve the Company’s independent registered public accounting firm’s fees for audit, audit-related, tax and other services. The Chairman of the Audit Committee has the authority to grant pre-approvals, provided such approvals are within the pre-approval policy and are presented to the Audit Committee at a subsequent meeting. For the year ended December 31, 2010, the Audit Committee approved 100% of the services described above under the captions “Audit Fees,” “Audit-Related Fees” and “Tax Fees.”

EQUITY COMPENSATION PLAN INFORMATION

The table below provides certain information about the Company’s equity compensation plans as of December 31, 2010:

	(a)		(b)	(c)
Number of Securities
Remaining Available for
Future Issuance Under
	Number of Securities to		Weighted-Exercise	Equity Compensation
	be Issued Upon Exercise		Price of	Plans (Excluding
	of Outstanding Options,		Outstanding	Securities Reflected in
	Warrants and Rights		Options	Column (a))

Equity compensation plan approved by security holders(1)	1,597,003	(2)	$15.43	1,063,339
Equity compensation plan not approved by security holders(3)	—		—	—

Total	1,597,003			1,063,339

(1)	In August 2006, the stockholders of the Company approved the Concho Resources Inc. 2006 Stock Incentive Plan, the Company’s only equity compensation plan, which provides for the issuance of up to 5.85 million shares of the Company’s common stock. There are no outstanding warrants or equity rights awarded under the Company’s equity compensation plan.

(2)	These securities do not include shares of restricted stock awarded under the Concho Resources Inc. 2006 Stock Incentive Plan.

(3)	None.

DIRECTOR COMPENSATION

The table below summarizes compensation paid by the Company to its non-employee directors during 2010:

	Fees Earned		Stock
	or Paid in		Awards
Name(1)	Cash(2)		(3)(4)	Total

Steven L. Beal	59,500		125,043	438,629	(5)
Tucker S. Bridwell	77,000		125,043	202,043
William H. Easter, III	71,500		125,043	196,543
W. Howard Keenan, Jr.	68,000	(6)	125,043	193,043
Ray M. Poage	79,000		125,043	204,043
Mark B. Puckett	66,500		125,043	191,543
A. Wellford Tabor	82,500		125,043	207,543

(1)	Mr. Leach is not included because he receives no additional compensation for serving on the Board of Directors; please see the Summary Compensation Table below for further details on the compensation that Mr. Leach received for his services to the Company during the 2010 year.

(2)	Fees earned during the fourth quarter of each year are paid during the first quarter of the next year.

(3)	The amounts in this column represent the grant date fair value computed in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 for awards granted in 2010. The Company values its restricted stock awards based on the average of the high and low market-quoted sales price of the Company’s common stock on the grant date of the award. Additional detail regarding the Company’s share-based awards is included in Note G to Consolidated Financial Statements included in “Item 8. Financial Statements and Supplementary Data” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

(4)	Aggregate director stock awards for which restrictions had not lapsed as of December 31, 2010, totaled 2,750 shares each for Messrs. Beal, Bridwell, Easter, Keenan, Poage, Puckett and Tabor; restrictions on these shares lapse February 23, 2011. Mr. Beal had 324,790 options to purchase the Company’s common stock outstanding as of December 31, 2010.

(5)	Includes payment of $240,000 of consulting fees and $14,086 related to health care reimbursements pursuant to the Company’s consulting agreement with Mr. Beal.

(6)	Mr. Keenan directed that the $16,500 in cash fees due him as director compensation for the fourth quarter of 2009 and paid in the first quarter of 2010 be paid to Yorktown Energy Partners V, L.P., and Yorktown Energy Partners VI, L.P.

General.  The Board of Directors believes that providing a compensation package at the market median is necessary to attract and retain qualified directors. The Board of Directors believes that the compensation package should require a significant portion of the total compensation package to be equity-based to align the interests of the Company’s directors and stockholders. Mr. Leach, the Company’s Chief Executive Officer and President, receives no additional compensation for his service on the Board of Directors.

Director Compensation.  The elements of compensation for the Company’s directors during the year ended December 31, 2010 were:

•	an annual retainer fee of $40,000;

•	annual retainer fees of $15,000, $10,000 and $7,500, respectively, to the chairmen of the Audit Committee, Compensation Committee and Nominating & Governance Committee;

•	attendance fees of $1,500 and $1,000, respectively, for Board of Directors’ and committee meetings; and

•	annual equity awards of shares of restricted stock to each director having a value of $125,000.

The price used to determine the value of restricted shares granted for directors’ equity awards is the average of the high and low market-quoted sales prices of the Company’s common stock on the grant date of the award. Time of service related forfeiture restrictions on the Company’s restricted stock issued to directors lapse twelve months following the grant date of the award. All retainer and attendance fees are paid quarterly in cash to directors.

Additionally, each director is reimbursed for (i) travel and miscellaneous expenses to attend meetings and activities of the Board of Directors or its committees; (ii) travel and miscellaneous expenses related to such director’s participation in the Company’s general education and orientation program for directors; and (iii) travel and miscellaneous expenses for each director’s spouse who accompanies a director to attend meetings and activities of the Board of Directors or its committees.

After a review of director compensation for the Company’s peer group and advice from Longnecker & Associates, the Company modified the elements of its 2011 director compensation plan to include:

•	an annual retainer fee of $50,000;

•	annual retainer fees of $15,000, $13,500, $10,000 and $15,000, respectively, to the chairmen of the Audit Committee, Compensation Committee and Nominating & Governance Committee and the Lead Director;

•	attendance fees of $1,500 and $1,500, respectively, for Board of Directors’ and committee meetings; and

•	annual equity awards of shares of restricted stock to each director having a value of $175,000.

Director Stock Ownership Guidelines.  The Compensation Committee established director stock ownership guidelines under which directors who are not also executive officers of the Company are expected to own shares of the Company’s common stock having a market value of at least $400,000. Directors are expected to meet these guidelines within three years of becoming a director. The Company’s director stock ownership guidelines are designed to increase a director’s equity stake in the Company and to align the director’s interests more closely with those of the Company’s stockholders. As of December 31, 2010, all directors are in compliance with the stock ownership guidelines.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis contains statements regarding future Company performance measures. These measures are disclosed in the limited context of the Company’s compensation and benefits programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. The Company specifically cautions investors not to apply these statements to other contexts.

Introduction and Overview

General.  This Compensation Discussion and Analysis (i) explains the Company’s compensation philosophy, objectives, policies and practices with respect to its executive officers, and (ii) analyzes the elements of compensation for each of the individuals identified below, whom the Company refers to in this Compensation Discussion and Analysis as the Company’s “named executive officers.”

Name	Principal Position

Timothy A. Leach	Chairman of the Board, Chief Executive Officer and President
Jack F. Harper	Senior Vice President and Chief of Staff
Darin G. Holderness	Senior Vice President, Chief Financial Officer and Treasurer
Matthew G. Hyde	Senior Vice President of Exploration and Land
E. Joseph Wright	Senior Vice President and Chief Operating Officer

Compensation Philosophy and Objectives.  The success of the Company and its ability to maximize stockholder value is dependent on its ability to attract, retain and motivate the best available talent in the energy industry. As such, the Compensation Committee views the Company’s most important asset, its people, as an investment rather than an expense. Consequently, the Compensation Committee has developed overarching objectives for its executive compensation program, which are as follows:

•	attract, retain and motivate the best available talent in the energy industry;

•	align the interests of the Company’s executive officers with those of its stockholders; and

•	pay for performance, whereby an executive officer’s total compensation opportunity will be heavily influenced by the Company’s performance, as well as the executive officer’s individual performance.

To accomplish these objectives, the Company provides what it believes is a competitive total compensation package to the Company’s executive officers through a combination of base salary, performance-based annual cash incentive awards, long-term equity incentive compensation and broad-based benefit programs.

Total Compensation.  In determining total compensation for the Company’s executive officers, the Compensation Committee intends to align management incentives with long-term value creation for the Company’s stockholders. To that end, the Compensation Committee targets total compensation to be such that base salaries are near the market median and that annual cash incentives and long-term incentives provide the opportunity to realize total compensation at or above the 50th percentile of the Company’s peer group based on individual and Company performance.

Setting Executive Officer Compensation

Role of the Compensation Committee.  The Compensation Committee approves all compensation decisions relating to the Company’s executive officers, oversees the Company’s compensation benefit plans and administers the Company’s stock incentive plan (including reviewing and approving all equity grants to the Company’s executive officers). The Compensation Committee is empowered by the Board of Directors and by the Compensation Committee’s charter to make all decisions regarding compensation for the Company’s executive officers. In his role as chairman of the Compensation Committee, Mr. Tabor sets the Compensation Committee’s meeting agendas, meeting times and calendar. In addition, the Compensation Committee members speak frequently with each other concerning compensation matters outside of regularly scheduled Compensation Committee meetings. Mr. Tabor regularly reports to the entire Board of Directors regarding compensation matters and calls upon the counsel and expertise of other members of the Board of Directors as he and the other members of the Compensation Committee deem advisable.

Role of Executive Officers.  The Compensation Committee meets outside the presence of all of the Company’s executive officers to consider appropriate compensation for the Company’s Chief Executive Officer. When determining compensation for other executive officers, the Compensation Committee meets with the Chief Executive Officer. The Company’s Chief Executive Officer reviews other executive officers’ performance with the Compensation Committee and makes recommendations with respect to appropriate base salaries, awards under the Company’s annual cash incentive plan and grants of long-term equity incentive awards for the other executive officers. Based in part on these recommendations from the Company’s Chief Executive Officer and other considerations discussed below, the Compensation Committee establishes and approves the compensation package for each of the Company’s other executive officers.

Use of Peer Group Comparisons.  The Compensation Committee has selected a group of companies that it considers a “peer group” for executive compensation analysis purposes. Longnecker & Associates, the Compensation Committee’s independent compensation consultant, compiles compensation data for the peer group from a variety of sources, including proxy statements and other publicly filed documents. The Compensation Committee uses the compensation data to compare the compensation of the Company’s executive officers to comparably titled persons at companies within its peer group, targeting base salaries for the Company’s executive officers which are near the market median of its peer group, and targeting annual cash and long-term incentives so that the Company’s executive officers will have the opportunity to realize total compensation at or above the 50th percentile of the Company’s peer group based on Company and individual performance. The Compensation Committee uses peer group median targets to assist it in judging the appropriate levels of compensation for the Company’s executive officers; however, the Compensation Committee has the discretion to deviate from these median levels when it determines that relevant facts and circumstances make any deviations appropriate.

Each year, the Compensation Committee reviews and re-determines the composition of the Company’s peer group so that the peer group consists of oil and gas exploration and production companies (i) with annual revenue and market capitalization similar to the Company, and (ii) who potentially compete with the Company for executive talent.

The Company’s peer group consists of:

•	Cimarex Energy Co.	•	Pioneer Natural Resources Company
•	Continental Resources, Inc.	•	Plains Exploration & Production Company
•	Denbury Resources Inc.	•	Range Resources Corporation
•	EOG Resources, Inc.	•	SM Energy Corporation
•	EXCO Resources, Inc.	•	Southwestern Energy Company
•	Newfield Exploration Company	•	Whiting Petroleum Corporation
•	Petrohawk Energy Corporation

Role of Compensation Consultant.  The Compensation Committee has retained Longnecker & Associates since 2007 as an independent compensation consultant to assist the Compensation Committee in developing the Company’s non-employee director and executive compensation program. In this capacity, Longnecker & Associates reports only to the Compensation Committee and does no other work for the Company. Representatives from Longnecker & Associates attend certain of the Compensation Committee meetings and advise the Compensation Committee on an ongoing basis with regard to general trends in director and executive compensation matters, including (i) competitive benchmarking; (ii) incentive plan design; (iii) peer group selection; and (iv) other matters requested from time to time by the Compensation Committee. The Compensation Committee has the sole authority to hire and terminate its compensation consultant; and the Compensation Committee is not under any obligation to follow the advice or recommendations of any consultant it chooses to engage.

Elements of the Company’s Executive Officer Compensation Program

Overview.  The Company’s executive officer compensation program is comprised of the following four components: base salaries, performance-based annual cash incentive awards, long-term equity incentive grants and a broad-based benefits program. The Compensation Committee determined the appropriate level for each compensation component during 2010 based on the Company’s recruiting and retention goals, its view of internal parity and consistency, peer group data and overall Company performance.

Base Salaries.  The Company pays base salaries to provide a minimum, fixed level of cash compensation for its executive officers. The Compensation Committee believes that paying base salaries near the market median is necessary to achieve the Company’s compensation objectives of attracting and retaining executives with the appropriate abilities and experience required to lead the Company. On an annual basis, the Compensation Committee reviews salary ranges and individual salaries for each of the Company’s executive officers as compared to the salaries of comparably titled officers in the Company’s peer group companies. The Compensation Committee established 2010 base salary levels for each named executive officer after consideration of market median pay levels, the individual’s responsibilities, skills and experience, and the base salaries of others on the executive team. Based on that review, the Compensation Committee established 2010 base salary levels for the Company’s named executive officers, as follows:

Name	2010 Base Salary	Salary Increase

Timothy A. Leach	$600,000	9.1%
Jack F. Harper	280,000	5.7%
Darin G. Holderness	300,000	5.3%
Matthew G. Hyde	315,000	5.0%
E. Joseph Wright	315,000	5.0%

For 2011, the Compensation Committee process for setting executive officer base salaries was similar to the process for 2010, except that the Compensation Committee also considered the increased responsibilities assumed by Mr. Wright and Mr. Harper as a result of their promotion to Senior Vice President and Chief Operating Officer

and Senior Vice President and Chief of Staff, respectively. The Compensation Committee established 2011 base salary levels for the Company’s named executive officers as follows:

Name	2011 Base Salary	Salary Increase

Timothy A. Leach	$675,000	12.5%
Jack F. Harper	350,000	25.0%
Darin G. Holderness	340,000	13.3%
Matthew G. Hyde	340,000	7.9%
E. Joseph Wright	400,000	27.0%

Performance-based Annual Cash Incentive Awards.  Each year, the Compensation Committee establishes an annual cash incentive program, which is designed to reward the Company’s executive officers for achieving both short- and long-term performance and strategic goals. In early 2010, the Compensation Committee established a more flexible annual cash incentive program under which performance is judged at the end of the year based on successful execution of the Company’s annual business plan objectives and on stock price and other performance criteria relative to peer companies. For the Company’s 2010 annual cash incentive program, the Compensation Committee set the target annual cash incentive bonus amounts to be 100% of base salary for Mr. Leach, although the award to Mr. Leach could range from 0% to 200% of his base salary depending on the Compensation Committee’s evaluation. The target annual cash bonus for the Company’s other executive officers was set at 75% of such executive officer’s base salary, although the award to each executive officer other than Mr. Leach could range from 0% to 150% of base salary depending on the Compensation Committee’s evaluation. In evaluating the executive officers’ performance during 2010, the Compensation Committee reviewed the following: growth of oil and natural gas production, growth of proved reserves, changes in net asset value per share, finding and development costs, cash flow, significant acquisitions, significant divestitures, relative stock price performance and other actions related to the long-term success of the Company.

After a review of the above information and in light of the Company’s exceptional performance in 2010, the Compensation Committee made cash bonus awards equal to the maximum permitted under the plan. Mr. Leach was awarded a cash payment equal to 200% of base salary and each of the Company’s other named executive officers was awarded a cash payment equal to 150% of base salary. The factors that influenced the Compensation Committee’s final decision were as follows:

•	oil and natural gas production grew to 15.6 million barrels of oil equivalent (“MMBoe”)[1], a 42% increase over 2009;

•	proved reserves grew to 323.5 MMBoe[1], a 53% increase over 2009;

•	net asset value per share[2] grew 11%;

•	organic finding and development costs per barrel of oil of $12.79[3];

1 Includes effect of acquisitions.
2 Net asset value per share is computed by replacing the historical net basis of proved oil and natural gas properties in the December 31, 2010 consolidated balance sheet with 100% of PV-10 of the Company’s proved oil and natural gas properties, utilizing predetermined commodity prices (that are the same for both the beginning and end of period calculation of net asset value) and removing the effects of the Company’s mark-to-market value of its derivative instruments, and dividing the resulting value by the Company’s fully diluted shares outstanding.
3 Organic finding and development costs per Boe is calculated by dividing exploration and development costs incurred for 2010 of approximately $693.4 million by extensions and discoveries, including performance revisions and excluding price revisions in 2010, of approximately 54.2 MMBoe.

•	earnings before interest, taxes, depreciation and amortization and exploration expenses (“EBITDAX”)[4] per share of $8.03;

•	successful completion of the acquisition of the oil and natural gas assets of Marbob Energy Corporation and its related entities;

•	successful completion of the divestiture of non-core oil and natural gas assets in the Permian Basin;

•	significant stock price outperformance as compared to compensation peer group;

•	establishment of a third core area in the Bone Spring play in the Delaware Basin; and

•	successful execution of several capital markets transactions to improve the Company’s available liquidity.

The Company’s determination of 2011 annual cash incentive awards in early 2012 is expected to be substantially similar to the process of determination of 2010 annual cash incentive awards. After a review of peer group pay data and consideration of each individual’s responsibilities, skills and experience, the Compensation Committee set the target annual cash bonus amount for 2011 to be (i) 100% of the 2011 base salary for Mr. Leach, although the award to Mr. Leach may range from 0% to 200% of 2011 base salary depending on the Compensation Committee’s evaluation; (ii) 85% of the 2011 base salary for each of Messrs. Harper and Wright, although the award to each may range from 0% to 170% of 2011 base salary depending on the Compensation Committee’s evaluation; and (iii) 75% of the 2011 base salary for each of Messrs. Holderness and Hyde, although the award to each may range from 0% to 150% of 2011 base salary depending on the Compensation Committee’s evaluation.

Long-term Equity Incentive Compensation.  The annualized value of the long-term equity incentive compensation is intended to be the largest component of each named executive officer’s overall compensation package, because the Compensation Committee believes significant emphasis on stock-based compensation effectively aligns the interests of the Company’s named executive officers with those of its stockholders, providing incentive to the Company’s named executive officers to focus on the long-term success of the Company. In addition, the Company utilizes multi-year vesting periods, typically four years, when granting long-term equity incentive compensation to facilitate the compensation objective of retaining the Company’s named executive officers.

The value of each named executive officer’s annual long-term equity incentive award is set in the first quarter each year and is based significantly on the Compensation Committee’s review of peer group data provided by Longnecker & Associates that reflects the value of equity grants as a percentage of base salary for similarly titled positions at the Company’s peer group companies. Awards are targeted at the median of the Company’s peer group, which is consistent with the Compensation Committee’s overall compensation philosophy. In addition to peer group data, the Compensation Committee considers and reviews individual performance to determine the value of the long-term equity incentive award. The Compensation Committee considers the unvested portion of prior equity awards when determining future award levels. Awards are determined based on a dollar value, which is converted to a number of shares of restricted stock by using the average of the high and low sales prices of the Company’s common stock on the date of grant.

Based on the foregoing considerations, the Company granted restricted stock in February 2010 to its named executive officers as follows:

Restricted Stock Awards

Timothy A. Leach	43,990
Jack F. Harper	8,798
Darin G. Holderness	8,798
Matthew G. Hyde	13,197
E. Joseph Wright	13,197

4 The Company defines EBITDAX as net income (loss), plus (i) exploration and abandonment expense; (ii) depreciation, depletion and amortization expense; (iii) accretion expense; (iv) impairments of long-lived assets; (v) non-cash stock based compensation expense; (vi) bad debt expense; (vii) unrealized loss on derivatives not designated as hedges; (viii) (gain) loss on sale of assets, net; (ix) interest expense; (x) federal and state income taxes; and (xi) discontinued operations items. EBITDAX is not a measure of net income or cash flow as determined by GAAP.

In October 2010, the Compensation Committee awarded 109,250 shares of restricted stock to Mr. Leach and 21,850 shares of restricted stock to each of the other named executive officers, all of which vest four years from the date of grant, subject to certain acceleration events discussed below in “Potential Payments Upon a Termination or Change of Control.” This one-time award was made as a result of the successful execution of the acquisition of the oil and natural gas assets of Marbob Energy Corporation and its related entities. In making the awards, the Compensation Committee considered that the Marbob acquisition was the largest and most strategic acquisition in the Company’s history and had been a focus of the management team’s acquisition efforts for the previous three years. At closing, the Marbob acquisition increased the Company’s daily production and proved reserves by approximately 12,000 barrels of oil equivalent per day and 63 MMBoe, respectively, and established a third core area for the Company in the Bone Spring play of the Delaware Basin. The Company’s annual long-term equity incentive awards to executive officers typically vest 25% a year over a four year period; however, these one-time equity awards vest four years from the date of grant. The unusual size and vesting provisions of this award were intended to further align management’s long-term interests with those of the Company’s stockholders and to increase the award’s retentive effect.

For 2011, the Compensation Committee process for making long-term incentive awards was similar to the process for 2010. The Compensation Committee chooses to grant restricted stock, rather than stock options, because (i) restricted stock awards are less dilutive than stock options, (ii) in the Compensation Committee’s opinion, restricted stock provides a more effective retention incentive and (iii) the majority of the Company’s competitors have recently shifted towards restricted stock. In February 2011, the Company granted restricted stock to its current named executive officers as follows:

Restricted Stock Awards

Timothy A. Leach	22,515
Jack F. Harper	7,880
Darin G. Holderness	5,629
Matthew G. Hyde	5,910
E. Joseph Wright	8,865

Stock Ownership Guidelines.  The Compensation Committee established stock ownership guidelines under which the Company’s Chief Executive Officer is expected to own shares of the Company’s common stock having a market value of at least five times his base salary, and each of the Company’s other executive officers is expected to own shares of the Company’s common stock having a market value of at least three times his respective base salary. All executive officers are expected to meet these guidelines within five years of becoming an executive officer. The Company’s stock ownership guidelines are designed to increase an executive’s equity stake in the Company and to align an executive’s interests more closely with those of the Company’s stockholders. As of December 31, 2010, all of the Company’s executive officers are in compliance with the stock ownership guidelines.

Potential Payments Upon a Termination or Change of Control.  The Company maintains an employment agreement with each of the named executive officers that provides potential severance payments upon the termination of their employment in certain situations. On December 19, 2008, the Company entered into new employment agreements with all of its then-executive officers, which became effective on January 1, 2009. In connection with the January 2009 agreements, the Compensation Committee was advised by Longnecker & Associates regarding market competitive levels for the compensation related terms and conditions in the new employment agreements. The January 2009 employment agreements for all of the Company’s executive officers were designed so that all of the officers would have employment agreements with the same term and similar severance and change of control provisions.

Generally, in the event that the employment of the executive officers are terminated by the Company other than for “cause” (and not by reason of death or disability) or if they terminate their employment following a “change in duties,” the executives will receive severance equal to eighteen months of base salary (twenty-four months of base salary in the case of Mr. Leach), as well as up to twelve months continued medical benefits. If the same termination events fall within the two year period immediately following a change of control, each of the Company’s named executive officers is entitled to an increased severance payment equal to two years of base salary and average annual bonus, accelerated vesting of any unvested equity compensation awards, and up to eighteen months continued medical benefits.

The Company believes that these severance and change of control arrangements mitigate some of the risk that exists for executives working in a publicly owned company. These arrangements are intended to attract and retain qualified executives that could have job alternatives that may appear to them to be less risky absent these arrangements. Because of recent significant volatility in the oil and gas industry, the transactional nature of the industry historically, and the quality of the Company’s workforce and asset base there is a possibility that the Company could be acquired in the future. Accordingly, the Company believes that the larger severance packages resulting from terminations related to change of control transactions provide an incentive for executives to continue to help successfully execute such a transaction from its early stages until consummation. The Compensation Committee believes that these severance and change of control arrangements provide important protection to the Company’s executive officers, are consistent with the practices of peer companies and are appropriate for the attraction and retention of executive talent. More information on these severance and change of control agreements can be found below under “Potential Payments Upon a Termination or Change of Control.”

Other Benefits.  The Company’s executive officers are eligible to participate in all of the Company’s employee benefit plans, such as medical, dental, vision, group life, disability, and accidental death and dismemberment insurance and 401(k) plan, in each case on the same basis as other employees, subject to applicable law. The Company also provides vacation and other paid leave to all employees, including the Company’s executive officers, which are comparable to those provided within the oil and natural gas industry.

During 2010, the Company owned and operated an airplane and purchased hours in an additional aircraft program to facilitate the travel of executives in as safe a manner as possible and with the best use of their time. Under his employment agreement, Mr. Leach is entitled to utilize the Company’s aircraft for business travel and reasonable personal travel in North America. The immediate family members of Mr. Leach are also permitted to utilize the Company’s aircraft for reasonable personal use in North America. Mr. Leach is not obligated to reimburse the Company for the use of such aircraft except when his immediate family members use such aircraft without Mr. Leach accompanying them on the flight, in which case he is obligated to reimburse the Company for the variable costs of such use. Other senior executive officers are permitted under extraordinary circumstances to use the Company’s aircraft for personal travel at the discretion of the Chief Executive Officer. The amount of personal use of the Company’s aircraft is subject to review and adjustment by the Compensation Committee.

Aggregate incremental cost for personal aircraft usage was determined by calculating the variable costs for each aircraft during the year, dividing that amount by the total number of hours flown by that aircraft, and multiplying the result by the hours flown for personal use during the year. On occasions when the spouse or other family members of an executive officer accompanies the executive on a flight, no additional direct operating cost is incurred under the foregoing methodology.

Tax and Accounting Policies.  Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), places a limit of $1 million on the amount of compensation that the Company may deduct in any one year with respect to each of the Company’s Chief Executive Officer and other three most highly paid executive officers (other than its Chief Financial Officer). There is an exception to the $1 million limitation for performance-based compensation meeting certain requirements. The Company’s annual cash incentive plan does not meet the definition of performance-based compensation for purposes of Section 162(m) of the Code primarily because it is not formula driven, the performance goals applicable under the plan have not been approved by the Company’s stockholders and the Compensation Committee retains the right to make subjective evaluations of performance, including an assessment of how effectively management adapts to changing industry conditions and opportunities during the year. To maintain flexibility in compensating the Company’s executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy requiring all compensation to be deductible.

The Company accounts for equity compensation to its employees under FASB ASC Topic 718, which requires the Company to estimate and record an expense over the service period of the award. However, for tax purposes, subject to any limitations under Section 162(m) of the Code, income recognized by employees from nonqualified stock options granted at fair market value should be deductible by the Company, but, to the extent that a stock option constitutes an incentive stock option, the Company will not be allowed a compensation deduction if there is no disqualifying disposition by the optionee. In addition, subject to any limitations under Section 162(m) of the Code, if the Company grants shares of restricted stock, the related compensation expense should be fully deductible by the Company at the time the award is otherwise taxable to the grantee.

The Company structures annual cash incentive compensation so that it is taxable to its executives at the time it becomes available to them. For tax purposes, cash compensation is recorded as an expense at the time the obligation is accrued.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis required by Item 402 of Regulation S-K promulgated by the SEC with management of the Company, and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that such Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Members of the Compensation Committee:

A. Wellford Tabor (Chairman)
William H. Easter III
W. Howard Keenan, Jr.
Mark B. Puckett

EXECUTIVE COMPENSATION

Summary Compensation Table

The compensation paid to the Company’s executive officers generally consists of base salaries, annual cash incentive payments, awards under the Concho Resources Inc. 2006 Stock Incentive Plan, contributions to the Company’s defined contribution 401(k) retirement plan and miscellaneous perquisites. The table below sets forth information regarding fiscal 2010 compensation awarded to, earned by or paid to the Company’s named executive officers, which includes the Company’s Chief Executive Officer, Chief Financial Officer, three most highly compensated executive officers other than its Chief Executive Officer and Chief Financial. The table also sets forth information regarding fiscal year 2009 compensation for the named executive officers, and fiscal year 2008 compensation for Messrs. Leach, Harper, Holderness and Wright because they were also named executive officers in 2008.

							Non-Equity
					Stock	Option	Incentive Plan	All Other
Name	Year	Salary		Bonus	Awards(1)	Awards(1)	Compensation(2)	Compensation(3)	Total

Timothy A. Leach	2010	$600,000		$1,200,000	$9,500,238	$—	$—	$118,514	$11,418,752
Chairman, Chief	2009	512,500		—	499,984	538,394	1,000,000	84,587	2,635,465
Executive Officer and President	2008	433,333		—	—	1,371,000	787,500	52,701	2,644,534
Jack F. Harper	2010	280,000		420,000	1,900,048	—	—	23,851	2,623,899
Senior Vice President and	2009	265,000		—	150,001	161,518	375,000	15,074	966,593
Chief of Staff	2008	225,000		—	—	319,900	275,000	13,538	833,438
Darin G. Holderness	2010	300,000		450,000	1,900,048	—	—	41,130	2,691,178
Senior Vice President, Chief	2009	285,000		—	150,001	161,518	390,000	15,514	1,002,033
Financial Officer and Treasurer	2008	88,294	(4)	—	499,942	585,200	153,000	3,763	1,330,199
Matthew G. Hyde	2010	315,000		472,500	2,100,071	—	—	16,777	2,904,348
Senior Vice President of	2009	300,000		—	200,002	215,358	410,000	15,992	1,141,352
Exploration and Land
E. Joseph Wright	2010	315,000		472,500	2,100,071	—	—	38,971	2,926,542
Senior Vice President and Chief	2009	300,000		—	200,002	215,358	410,000	19,795	1,145,155
Operating Officer	2008	250,000		—	—	365,600	306,000	15,038	936,638

(1)	The amounts in these columns represent the grant date fair value computed in accordance with FASB ASC Topic 718. Additional detail regarding the Company’s share-based awards is included in Note G to Consolidated Financial Statements included in “Item 8. Financial Statements and Supplementary Data” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

(2)	Represents cash awards earned in 2009 and 2008 under the Company’s performance-based cash incentive plans.

(3)	“All Other Compensation” for 2010 includes the Company contributions to the named executive officer’s 401(k) retirement accounts, life insurance premiums and other perquisites, including:

	Company		Personal
	Contributions to	Life Insurance	Use of	Moving
Name	401(k) Plan	Premiums	Aircraft	Expenses

Timothy A. Leach	$8,584	$1,292	$101,439	$—
Jack F. Harper	14,700	374	1,578	—
Darin G. Holderness	14,700	814	—	18,417
Matthew G. Hyde	14,700	2,077	—	—
E. Joseph Wright	14,700	1,292	15,780	—

(4)	Mr. Holderness became the Company’s Vice President, Chief Financial Officer and Treasurer on August 25, 2008, and this amount represents a proportionate share of his 2008 base salary of $250,000.

Grants of Plan-Based Awards

The table sets forth the number of shares of restricted stock awarded during 2010 to the Company’s named executive officers under the Concho Resources Inc. 2006 Stock Incentive Plan.

		All Other Stock
		Awards: Number	Grant Date Fair
		of Shares of Stock	Value of Stock
Name	Grant Date	or Units(1)(2)	Awards(3)

Timothy A. Leach	February 23, 2010	43,990	$2,000,225
	October 7, 2010	109,250	7,500,013
Jack F. Harper	February 23, 2010	8,798	400,045
	October 7, 2010	21,850	1,500,003
Darin G. Holderness	February 23, 2010	8,798	400,045
	October 7, 2010	21,850	1,500,003
Matthew G. Hyde	February 23, 2010	13,197	600,068
	October 7, 2010	21,850	1,500,003
E. Joseph Wright	February 23, 2010	13,197	600,068
	October 7, 2010	21,850	1,500,003

(1)	The amounts in these columns represent the restricted stock granted to the named executive officers on February 23, 2010 and October 7, 2010, as applicable. No option awards were granted to the named executive officers during the 2010 year.

(2)	These shares of restricted stock granted on February 23, 2010 vest in four equal annual installments beginning one year from the date of grant. The shares of restricted stock granted on October 7, 2010 vest four years from the date of grant.

(3)	The amounts in this column represent the grant date fair value of restricted stock computed in accordance with FASB ASC Topic 718. The Company values its restricted stock awards based on the average of the high and low market-quoted sales price of the Company’s common stock on the grant date of the award. Generally, the grant date fair value is expensed in the Company’s financial statements over the vesting schedule of the restricted stock. Additional detail regarding the Company’s share-based awards is included in Note G to Consolidated Financial Statements included in “Item 8. Financial Statements and Supplementary Data” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

Outstanding Equity Awards at Fiscal Year-End

The table below sets forth, for each named executive officer, information about equity awards outstanding as of December 31, 2010:

	Option Awards						Stock Awards
			Equity Incentive
			Plan Awards:
			Number of						Market
	Number of		Securities				Number of		Value of
	Securities Underlying		Underlying				Shares of		Shares of
	Unexercised Options		Unexercised		Option	Option	Stock That		Stock That
	Vested	Vested	Unearned		Exercise	Expiration	Have Not		Have Not
Name	Exercisable	Unexercisable(1)	Options		Price	Date	Vested		Vested(2)

Timothy A. Leach	—	112,290	—		$8.00	December 31, 2011	—		$—
	89,269	—	—		8.00	August 13, 2014	—		—
	62,500	—	—		15.40	June 12, 2016	—		—
	75,000	—	75,000	(3)	21.84	February 27, 2018	—		—
	10,908	—	32,722	(4)	20.40	February 26, 2019	18,381	(5)	1,611,462
	—	—	—		—	—	43,990	(6)	3,856,603
	—	—	—		—	—	109,250	(7)	9,577,948
Jack F. Harper	100,000	—	50,000	(8)	12.85	August 15, 2017	—		—
	17,500	—	17,500	(3)	21.84	February 27, 2018	—		—
	3,273	—	9,816	(4)	20.40	February 26, 2019	5,514	(5)	483,412
	—	—	—		—	—	8,798	(6)	771,321
	—	—	—		—	—	21,850	(7)	1,915,590
Darin G. Holderness	—	—	11,665	(9)	33.35	August 25, 2018	4,997	(9)	438,087
	—	—	9,816	(4)	20.40	February 26, 2019	5,514	(5)	483,412
	—	—	—		—	—	8,798	(6)	771,321
	—	—	—		—	—	21,850	(7)	1,915,590
Matthew G. Hyde	37,039	—	18,516	(10)	31.33	May 21, 2018	6,059	(10)	531,193
	4,363	—	13,089	(4)	20.40	February 26, 2019	7,353	(5)	644,638
	—	—	—		—	—	13,197	(6)	1,156,981
	—	—	—		—	—	21,850	(7)	1,915,590
E. Joseph Wright	—	49,903	—		8.00	December 31, 2011	—		—
	8,728	—	—		8.00	August 13, 2014	—		—
	56,250	—	—		15.40	June 12, 2016	—		—
	20,000	—	20,000	(3)	21.84	February 27, 2018	—		—
	4,363	—	13,089	(4)	20.40	February 26, 2019	7,353	(5)	644,638
	—	—	—		—	—	13,197	(6)	1,156,981
	—	—	—		—	—	21,850	(7)	1,915,590

(1)	On November 16, 2007, the Company entered into amendments to these stock option awards in order to cause these stock option awards to constitute deferred compensation that is compliant with Section 409A of the Code (“Section 409A”). In order to comply with Section 409A, it was necessary to amend these stock options to provide that they could only be exercised within certain pre-established time periods or upon the occurrence of certain specifically enumerated events (such as the executive’s death, disability, separation from service or the occurrence of a change of control).

The vested unexercisable stock options expiring on December 31, 2011 are generally exercisable from January 1, 2011 through December 31, 2011.

Notwithstanding the foregoing, to the extent vested, these stock options may become exercisable on a date that is different than the date described in the preceding two paragraphs in the event of the named executive officer’s death, disability or separation from service or upon the occurrence of a change of control (as defined in Section 409A) of the Company.

(2)	Based on the closing price of the Company’s common stock of $87.67 on December 31, 2010.

(3)	These stock options vest in 50% increments on February 27, 2011 and 2012. However, vesting is accelerated upon the occurrence of certain events following a change of control of the Company as discussed below in “Potential Payments Upon a Termination or Change of Control.”

(4)	These stock options vest in one-third increments on February 26, 2011, 2012 and 2013. However, vesting is accelerated upon the occurrence of certain events following a change of control of the Company as discussed below in “Potential Payments Upon a Termination or Change of Control.”

(5)	These shares of restricted stock vest in one-third increments on February 26, 2011, 2012 and 2013. However, vesting is accelerated upon termination of employment by reason of death or disability or upon the occurrence of certain events following a change of control of the Company as discussed below in “Potential Payments Upon a Termination or Change of Control.”

(6)	These shares of restricted stock vest in 25% increments on February 23, 2011, 2012, 2013 and 2014. However, vesting is accelerated upon termination of employment by reason of death or disability or upon the occurrence of certain events following a change of control of the Company as discussed below in “Potential Payments Upon a Termination or Change of Control.”

(7)	These shares of restricted stock vest on October 7, 2014. However, vesting is accelerated upon termination of employment by reason of death or disability or upon the occurrence of certain events following a change of control of the Company as discussed below in “Potential Payments Upon a Termination or Change of Control.”

(8)	These stock options vest on August 15, 2011. However, vesting is accelerated upon the occurrence of certain events following a change of control of the Company as discussed below in “Potential Payments Upon a Termination or Change of Control.”

(9)	These stock options and shares of restricted stock vest on August 25, 2011. However, vesting is accelerated upon the occurrence of certain events following a change of control of the Company as discussed below in “Potential Payments Upon a Termination or Change of Control.”

(10)	These stock options and shares of restricted stock vest on May 21, 2011. However, vesting is accelerated upon the occurrence of certain events following a change of control of the Company as discussed below in “Potential Payments Upon a Termination or Change of Control.”

Option Exercises and Stock Vested

The table below sets forth, for each named executive officer, information about option exercises and lapses of restrictions on restricted stock awards during 2010:

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise	Exercise(1)	Vesting	Vesting(2)

Timothy A. Leach	112,249	$5,103,962	9,018	$454,001
Jack F. Harper	—	—	1,839	85,964
Darin G. Holderness	26,608	1,365,202	6,836	376,715
Matthew G. Hyde	—	—	8,511	398,089
E. Joseph Wright	49,889	2,198,608	5,919	315,629

(1)	Represents the number of stock options multiplied by the difference between the exercise price and the average of the high and low market-quoted sales price of the Company’s common stock on the date of exercise.

(2)	Represents the number of shares multiplied by the average of the high and low market-quoted sales price of the Company’s common stock on the vesting date.

Potential Payments Upon a Termination or Change of Control

The Company maintains employment agreements with each of its executive officers that provide for potential severance payments upon a termination of the executive’s employment under various circumstances, and the timing and form of the potential payment of benefits under the employment agreements may vary depending on whether the termination occurs in connection with a change of control. The Company’s rationale for maintaining these agreements with the Company’s executive officers has been detailed within the “Compensation Discussion and Analysis” above. The executive officers’ employment agreements are all substantially similar, so the following discussion will apply to each of the executive officers unless specifically noted otherwise. The Company and Messrs. Leach, Harper, Holderness, Hyde, and Wright entered into their current executive employment agreements on December 19, 2008, effective as of January 1, 2009.

Employment Agreement Terms for Messrs. Leach, Harper, Holderness, Hyde and Wright.  An “involuntary termination” is defined in the employment agreements as a termination of an executive’s employment that is not a voluntary resignation by the executive, unless such resignation occurs on or before a date that is sixty days following the date the executive receives a notice that a change in duties has occurred; an involuntary termination also does not include a termination for “cause” or any termination that results from the executive’s death or disability. A “change in duties” has two alternative definitions depending on whether or not the event happens within the two year period beginning on the date a change of control has occurred (the “change of control period”). A change of duties within a change of control period means (i) a material reduction in the nature or scope of an executive’s authorities or duties; (ii) a reduction in an executive’s base salary; (iii) a diminution in an executive’s eligibility to participate in bonus, stock option, incentive award and other compensation plans; (iv) a material diminution in an executive’s employee benefits and perquisites, or (v) a change in the location of an executive’s principal place of employment by more than ten miles. A change of duties prior to or following a change of control period will consist of a reduction in the rank of an executive’s title as an officer of the Company, a reduction in an executive’s base salary, or a material diminution in an executive’s employee benefits and perquisites from those substantially similar to those provided to similarly situated executives.

A termination for “cause” generally means that an executive (i) has engaged in gross negligence, gross incompetence or willful misconduct in the performance of his duties; (ii) has materially breached any material provision of his employment agreement, corporate policy or code of conduct established by the Company; (iii) has willfully engaged in conduct that is materially injurious to the Company; (iv) has committed an act of fraud, embezzlement or willful breach of a fiduciary duty to the Company; (v) has been convicted of a crime involving fraud, dishonesty or moral turpitude or any felony; (vi) has refused, without proper reason, to perform his duties; or (vii) has used Company securities owned or controlled by the executive as collateral for a securities margin account.

An executive will have incurred a “disability” if, as a result of an executive’s incapacity due to physical or mental illness, the executive has not been able to perform his full-time duties for a period of six consecutive months, and is unable to return to full-time employment within thirty days of receiving a notice of a termination.

A “change of control” is generally defined as: (i) a merger, consolidation, or the sale of all or substantially all of the Company’s assets if, (a) the holders of the Company’s securities prior to the transaction no longer own 50% or more of the securities of the resulting company immediately following the transaction in essentially the same proportion that existed immediately prior to the transaction, or (b) the members of the Company’s Board of Directors immediately prior to the transaction do not also constitute a majority of the board of directors of the resulting entity immediately after the transaction; (ii) the dissolution or complete liquidation of the Company; (iii) the date any person or entity acquires ownership or control of 50% or more of the combined voting power of the Company’s outstanding securities; or (iv) the members of the Company’s Board of Directors cease to constitute a majority of the board as a result of or in connection with a contested election of directors.

Potential Severance Benefits for Messrs. Leach, Harper, Holderness, Hyde and Wright.  In the event that one of these executive’s employment is terminated due to his death or disability, the executive or his estate will receive a payment equal to his annual base salary, to be paid out in eighteen equal monthly installments (or twenty-four months in the case of Mr. Leach), as well as a lump sum payment within thirty days of the termination that equals the pro-rated annual target bonus for the year in which the termination occurs.

If an involuntary termination occurs outside of a change of control period, the executive will continue to receive his base salary for eighteen months (or twenty-four months in the case of Mr. Leach) and the Company will reimburse him for up to twelve months for the amount by which the cost of his continued coverage under the Company’s group health plans exceeds the employee contribution amount that the Company charges its active senior executives for similar coverage.

An involuntary termination within the change of control period, however, will trigger a severance payment equal to two times the sum of his annual base salary and average annual bonus; the average annual bonus will typically be calculated using the bonus with respect to the previous two years, although if an executive has not been employed for such a time period, the bonus will be calculated for Messrs. Leach, Harper, Holderness, Hyde and Wright, by using the average of any bonuses which have in fact been paid for years prior to the termination, or by annualizing any bonus which related to a partial year. The severance payments will either be paid in a single payment on the fifth day following the executive’s termination of employment, subject to any delay required under Section 409A of the Code, or divided into eighteen monthly installments (or twenty-four monthly installments in the case of Mr. Leach), depending on the nature of the change of control. All of the executive’s stock options and restricted stock awards will vest in full, and the Company will reimburse the executive for up to eighteen months for the amount by which the cost of his continued coverage under the Company’s group health plans exceeds the employee contribution amount that the Company charges the Company’s active senior executives for similar coverage. If any of the severance payments described in this paragraph or the preceding paragraph are not made when due, the Company shall also pay interest on the amount payable from the date it should have been made until such time as the payment is actually made, interest to be the prime or base rate of interest announced by JPMorgan Chase Bank (or any successor thereto) at its principal New York office.

The employment agreements do not provide for tax “gross-up” payments. If the total amount of payments to be provided by the Company in connection with a change of control would cause any of the named executive officers to incur “golden parachute” excise tax liability, then the payments provided under the employment agreement will be reduced to the extent necessary to eliminate the application of the excise tax if that will leave him in a better after-tax position than if no such reduction had occurred; this generally means that the full payment would be reduced to $1.00 less than three times the executive’s base amount (as defined in Section 280G of the Code).

Restrictions and Conditions to Receiving Severance Benefits under the Employment Agreements.  Each executive must execute and not revoke a general release agreement before receiving any severance or benefits pursuant to his employment agreement. The release shall discharge the Company and its affiliates, as well as officers, directors and employees of the Company and its affiliates, from any claims or judicial actions arising out of the executive’s employment or termination of employment. The release must generally be executed and irrevocable within 55 days of the executive’s termination of employment, or, if applicable, prior to the date on which any payment will be provided to the executive.

Section 409A of the Code can subject an executive to a 20% tax, in addition to normal income taxes, in the event that payments are not structured to be compliant with Section 409A of the Code and its regulations. If the executives are “specified employees” according to Section 409A of the Code at the time of their termination of employment, the payment of severance benefits may be delayed for a period of six months in order to remain in compliance with this Code section, despite the timing otherwise provided for in the employment agreements. This six month delay period will not be considered a “late” payment, however, for purposes of crediting late payments with interest as described above.

The named executive officers are also subject to non-compete and related restrictions. During the term of his employment agreement and for a period of one year following a termination of employment for any reason (the “non-compete period”), the executive may not hire, contract or solicit the Company’s employees for his own benefit or for the benefit of any other person or entity, nor may he encourage any Company employee to leave the Company’s employ for any reason. Within the geographical area or market where the Company is conducting (or within the twelve months prior to the executive’s termination of employment, has conducted) business, the executive may not participate in the ownership, management, operation of or have any financial interest in a business that is similar to the Company or that is a competitor of the Company, attempt to solicit or divert the Company’s customers or vendors, or call upon a prospective acquisition candidate on his own behalf or on behalf of another entity if the Company is also negotiating for that potential acquisition. However, in the event the executive resigns under circumstances that would not be considered an involuntary termination or either party provides written notice to the other that the term of the employment agreement will not automatically renew, then the post-employment restriction relating to the participation in the ownership, management, operation or financial interest in a competitive operation will only apply for a number of months (not in excess of twelve) selected by the Company and the Company must continue to pay the executive his base salary for the number of months, if any, selected by the Company.

Long-Term Incentive Plan.  In addition to the accelerated vesting of equity compensation awards as noted within the executive employment agreements, certain stock option and restricted awards granted under the Company’s 2006 Stock Incentive Plan (the “2006 Plan”) also provide for the accelerated vesting of such awards in various termination of employment and change of control scenarios. While the named executive officers are generally granted restricted stock awards under the 2006 Plan that have a vesting period of four years, (a) for restricted stock awards made on or before December 31, 2008, the restricted shares will vest in full upon the occurrence of a change of control, and (b) for restricted stock awards made after December 31, 2008, the occurrence of a termination of employment by reason of death or disability or the occurrence of an involuntary termination within the two year-period after a change of control will result in the full vesting of the restricted shares. The definitions for change of control and involuntary termination in the 2006 Plan restricted stock award agreements are substantially similar to the corresponding terms as found in the employment agreements. The Company does not currently provide for accelerated vesting of stock options upon a termination of an executive’s employment pursuant to the 2006 Plan or an individual award agreement, but as noted above, the executive employment agreements will govern the accelerated vesting of stock options following an involuntary termination within the change of control period.

The table below summarizes potential payments to each named executive officer assuming that one of the events described in the table below occurs. The table assumes that the event occurred on December 31, 2010, when the closing price of the Company’s common stock was $87.67. The values below are the Company’s best estimate of the severance payments and benefits the executives would receive upon a termination of employment or a change of control as of December 31, 2010, as a true value could not be determined with absolute certainty until an actual termination or change of control of the Company occurs. The Company has also assumed for purposes of these calculations that all payments were made in a timely manner and that no interest accrued on the original payment amount.

		Involuntary	Involuntary
		Termination	Termination
		Outside of	Within a
		a Change	Change of	Change of	Termination
	Voluntary	of Control	Control	Control No	Due to Death or
Name	Termination(1)	Period(2)	Period(3)	Termination(4)	Disability(5)

Timothy A. Leach:
Salary	$600,000	$1,200,000	$1,200,000	$—	$600,000
Bonus	—	—	1,787,500	—	600,000
Accelerated Equity	—	—	22,184,472	—	15,046,013
Continued Medical	—	19,934	29,901	—	—

Total(6)	$600,000	$1,219,934	$25,201,873	$—	$16,246,013

Jack F. Harper:
Salary	$280,000	$420,000	$560,000	$—	$280,000
Bonus	—	—	650,000	—	210,000
Accelerated Equity	—	—	8,723,670	—	3,170,323
Continued Medical	—	22,846	34,269	—	—

Total(6)	$280,000	$442,846	$9,967,939	$—	$3,660,323

Darin G. Holderness:
Salary	$300,000	$450,000	$600,000	$—	$300,000
Bonus	—	—	822,908	—	225,000
Accelerated Equity	—	—	4,902,375	438,087	3,170,323
Continued Medical	—	19,408	29,112	—	—

Total(6)	$300,000	$469,408	$6,354,395	$438,087	$3,695,323

Matthew G. Hyde:
Salary	$315,000	$472,500	$630,000	$—	$315,000
Bonus	—	—	906,400	—	236,250
Accelerated Equity	—	—	6,172,089	531,193	3,717,208
Continued Medical	—	16,711	25,067	—	—

Total(6)	$315,000	$489,211	$7,733,556	$531,193	$4,268,458

		Involuntary	Involuntary
		Termination	Termination
		Outside of	Within a
		a Change	Change of	Change of	Termination
	Voluntary	of Control	Control	Control No	Due to Death or
Name	Termination(1)	Period(2)	Period(3)	Termination(4)	Disability(5)

E. Joseph Wright:
Salary	$315,000	$472,500	$630,000	$—	$315,000
Bonus	—	—	716,000	—	236,250
Accelerated Equity	—	—	5,914,305	—	3,717,208
Continued Medical	—	19,443	29,165	—	—

Total(6)	$315,000	$491,943	$7,289,470	$—	$4,268,458

(1)	This column represents the amounts payable to the executive if he resigns under circumstances that would not be considered an involuntary termination or if either party to the employment agreement provides written notice to the other that the term of the employment agreement will not automatically renew. Under such circumstances, the employment agreements of Messrs. Leach, Harper, Holderness, Hyde and Wright provide the Company with the option to choose the number of months in which to enforce certain post-employment non-compete provisions. The values disclosed in this column assume that the Company has chosen to enforce the non-compete provisions for the maximum allowable time period of twelve months, although these amounts would be lower in the event that the Company chooses a shorter period of time.

(2)	The values in this column for “Salary” reflect the aggregate amount of continued monthly salary (as in effect on December 31, 2010) for Mr. Leach for a period of twenty-four months, for Messrs. Harper, Holderness, Hyde and Wright, a period of eighteen months. The values in this column for “Continued Medical” include twelve months of continued coverage for each eligible executive and his dependents.

(3)	The values in this column for “Salary” reflect two times the executive’s annual base salary as in effect on December 31, 2010. The values in this column for “Bonus” were calculated in accordance with the bonus provisions of each executive’s employment agreement described above. The values in this column for “Accelerated Equity” include the accelerated value of both unvested stock option and restricted stock awards held by each executive as of December 31, 2010. The amounts in this column for “Continued Medical” include eighteen months of continued coverage for each executive and his dependents.

(4)	This column represents what each executive would receive upon a change of control without a termination of employment. The values in this column for “Accelerated Equity” include the accelerated value of unvested restricted stock awards granted prior to the 2009 year held by each executive as of December 31, 2010.

(5)	The values in this column for “Salary” represent the executive’s annual salary (as in effect on December 31, 2010). The values in this column for “Bonus” include the executive’s full target bonus for the 2010 year, as a proration was unnecessary for a termination on December 31, 2010. The values in this column for “Accelerated Equity” include, with respect to such executives, the accelerated value of unvested restricted stock awards granted after 2008 and held by each executive as of December 31, 2010.

(6)	The total represents the maximum value of the payments and benefits that the executive would receive upon the occurrence of a change of control or the referenced termination of employment. However, if the total amount of payments and benefits to be provided to the executive would cause the executive to incur “golden parachute” excise tax liability, then any payments and benefits provided under the executive’s employment agreement may be reduced to the extent necessary to eliminate the application of the excise tax if that will leave the executive in a better after-tax position than if no such reduction had occurred. Accordingly, the total value of the payments and benefits that the executive would receive under such circumstances may be less than the total reflected in the table.

COMPENSATION COMMITTEE
INTERLOCKS AND INSIDER PARTICIPATION

During 2010, no member of the Compensation Committee served as an executive officer of the Company, and, except as described in “Related Persons Transactions” below, no such person had any relationship with the Company requiring disclosure herein. During 2010, there were no Compensation Committee interlocks with other companies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth certain information regarding the beneficial ownership of common stock as of April 15, 2011, by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of common stock, (ii) each named executive officer of the Company, (iii) each director of the Company and (iv) all directors and executive officers as a group. Unless otherwise noted, the mailing address of each person or entity named below is 550 West Texas Avenue, Suite 100, Midland, Texas 79701, Attention: General Counsel and Secretary.

	Number of	Percentage
Name of Beneficial Owner or Identity of Group	Shares	of Class(1)

FMR LLC(2)	8,761,649	8.5%
Capital World Investors(3)	7,837,506	7.6%
TIAA-CREF Investment Management, LLC(4)	5,524,898	5.3%
Timothy A. Leach(5)(6)(7)	1,350,212	1.3%
Jack F. Harper(5)(6)	112,535	*
Darin G. Holderness(5)(6)	54,336	*
Matthew G. Hyde(5)(6)	121,473	*
E. Joseph Wright(5)(6)	320,507	*
Steven L. Beal(5)(6)	349,619	*
Tucker S. Bridwell(6)(8)	162,508	*
William H. Easter III(6)	26,020	*
W. Howard Keenan, Jr.(6)(9)	540,961	*
Ray M. Poage(6)	14,020	*
Mark B. Puckett(6)	10,256	*
A. Wellford Tabor(6)	11,520	*
All directors and executive officers as a group (13 persons)(8)(9)(10)	3,121,442	3.0%

*	Less than 1%.

(1)	Based upon an aggregate of 103,376,581 shares outstanding as of April 15, 2011.

(2)	According to Amendment No. 4 to a Schedule 13G, dated February 14, 2011, filed with the SEC by FMR LLC, it has sole voting power over 80,246 of these shares, no voting power over the remainder and sole dispositive power over all of these shares. The address of FMR LLC is 82 Devonshire Street, Boston, MA 02109.

(3)	According to Amendment No. 2 to a Schedule 13G, dated February 14, 2011, filed with the SEC by Capital World Investors, it has sole voting power and sole dispositive power over all of these shares. The address of Capital World Investors is 333 South Hope Street, Los Angeles, CA 90071.

(4)	According to two Schedule 13G’s, dated February 11, 2011, filed with the SEC by TIAA-CREF Investment Management, LLC (“Investment Management”) and Teachers Advisors, Inc. (“Advisors”), Investment Management has sole voting power and sole dispositive power over 4,843,225 shares and Advisors has sole voting power and sole dispositive power over 681,673 shares. The address of Investment Management and Advisors is 730 Third Avenue, New York, NY 10017-3206. According to the two Schedule 13G’s, Investment Management is the investment adviser to the College Retirement Equities Fund (“CREF”), a registered investment company, and may be deemed to be a beneficial owner of 4,843,225 shares of Issuer’s common stock owned by CREF. Advisors is the investment adviser to three registered investment companies, TIAA-CREF Funds (“Funds”), TIAA-CREF Life Funds (“Life Funds”), and TIAA Separate Account VA-1 (“VA-1”), as well as the TIAA-CREF Asset Management Commingled Funds Trust I (“TCAM Funds”), and may be deemed to be a beneficial owner of 681,673 shares of Issuer’s common stock owned by the Funds, Life Funds and VA-1 and TCAM Funds. Investment Management and Advisors are reporting their combined holdings for the purpose of administrative convenience. These shares were acquired in the ordinary course of business, and not with the purpose or effect of changing or influencing control of the Issuer. Each of Investment Management and Advisors expressly disclaims beneficial ownership of the other’s securities holdings and each disclaims that it is a member of a “group” with the other.

(5)	The number of shares beneficially owned includes the following shares that are subject to stock options that were exercisable as of or will become exercisable within sixty days of April 15, 2011:

Holder	Shares

Timothy A. Leach	286,085
Jack F. Harper	65,295
Darin G. Holderness	—
Matthew G. Hyde	64,281
E. Joseph Wright	103,704
Steven L. Beal	175,000

(6)	Executive officer or director of the Company.

(7)	Includes 300,000 shares that are pledged to secure a bank loan.

(8)	Includes 20,000 shares owned by Mansefeldt Investment Corporation and 100,000 shares owned by the Dian Graves Owen Foundation.

(9)	Includes 189,080 shares of common stock owned by Yorktown Energy Partners V, L.P. and Yorktown Energy Partners VI, L.P. Mr. Keenan is a member and a manager of the general partners of Yorktown Energy Partners V, L.P. and Yorktown Energy Partners VI, L.P. Mr. Keenan disclaims beneficial ownership of all securities owned by Yorktown Energy Partners V, L.P. and Yorktown Energy Partners VI, L.P., except to the extent of his pecuniary interest therein.

(10)	The number of shares beneficially owned includes 694,365 shares that are subject to stock options that were exercisable or will become exercisable within sixty days of April 15, 2011.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The executive officers and directors of the Company and persons who own more than 10% of the Company’s common stock are required to file reports with the SEC, disclosing the amount and nature of their beneficial ownership in common stock, as well as changes in that ownership. Based solely on its review of reports and written representations that the Company has received, the Company believes that all required reports were timely filed during 2010, except that (i) each of Messrs. Giraud, Harper, Holderness, Hyde, Leach, Wright, Beal, Bridwell, Easter, Keenan, Poage, Puckett, and Tabor filed a late Form 4 in February 2010 and (ii) each of Messrs. Beal, Leach and Wright filed a late Form 4 in October 2010.

RELATED PERSON TRANSACTIONS

General

The Board of Directors has determined that the Audit Committee will periodically review all related person transactions that the rules of the SEC require be disclosed in the Company’s proxy statement, and make a determination regarding the initial authorization or ratification of any such transaction.

The Audit Committee is charged with reviewing the material facts of all related person transactions and either approving or disapproving of the Company’s participation in such transactions under the Company’s Related Persons Transaction Policy adopted by the Board of Directors (“RPT Policy”) on November 8, 2007, which pre-approves certain related person transactions, including:

•	any employment of an executive officer if his or her compensation is required to be reported in the Company’s proxy statement under Item 402;

•	director compensation which is required to be reported in the Company’s proxy statement under Item 402;

•	any transaction with an entity at which the related person’s only relationship is as a director or manager (other than sole director or manager) or beneficial owner of less than 10% of the entity’s equity, if the aggregate amount involved does not exceed the greater of $1 million or 2% of the entity’s annual revenues; and

•	transactions with Chase Oil Corporation (“Chase Oil”) and its affiliates, pursuant to which the Company acquires equipment, services or supplies in the ordinary course of its oil and natural gas business.

The Audit Committee Chairman may approve any related person transaction in which the aggregate amount involved is expected to be less than $120,000. A summary of such approved transactions and each new related person transaction deemed pre-approved under the RPT Policy is provided to the Audit Committee for its review. The Audit Committee has the authority to modify the RPT Policy regarding pre-approved transactions or to impose conditions upon the ability of the Company to participate in any related person transaction.

There were no related persons transactions during 2010 which were required to be reported in “Related Persons Transactions,” where the procedures described above did not require review, approval or ratification or where these procedures were not followed.

Prior to the adoption of the RPT Policy, the Company entered into the following transactions and contractual arrangements involving its officers, directors or principal stockholders. None of these transactions were reviewed by the Audit Committee. The Company believes that the terms of these arrangements and agreements were at least as favorable as they would have been had it contracted with unrelated third parties under the same or similar circumstances.

Transactions Involving Directors

The Company leased certain mineral interests in Andrews County, Texas from a partnership in which Mr. Bridwell, one of the Company’s directors, is the general partner and in which he holds a 3.5% interest. The Company paid royalties of approximately $154,000 during the year ended December 31, 2010 attributable to such mineral interests. The Company owed this partnership royalty payments of approximately $11,000 at December 31, 2010.

On June 9, 2009, the Company entered into a Consulting Agreement (the “Consulting Agreement”) with Mr. Beal, one of the Company’s directors, under which Mr. Beal serves as a consultant to the Company following his retirement as the Company’s President and Chief Operating Officer on June 30, 2009. Either the Company or Mr. Beal may terminate the consulting relationship at any time by giving 90 days written notice to the other party; however, the Company may terminate the relationship immediately for cause. During the term of the consulting relationship, Mr. Beal will receive a consulting fee of $20,000 per month and a monthly reimbursement for his medical and dental coverage costs. Pro-rata compensation will be paid for the month in which a termination of the consulting relationship occurs. If Mr. Beal dies during the term of the Consulting Agreement, his estate will receive an additional $60,000 lump sum payment. Pursuant to the Consulting Agreement, Mr. Beal will be deemed to be continuing in the employment of the Company for purposes of vesting in his currently unvested shares of restricted stock for so long as he provides consulting services under the Consulting Agreement, and he will immediately become fully vested in such shares if the Company terminates the consulting relationship for any reason other than for cause. In addition, Mr. Beal will be deemed to be continuing in the employment of the Company for purposes of determining his rights under certain stock options he holds for so long as he provides consulting services under the Consulting Agreement, and certain stock options will become fully vested and immediately exercisable if the Company terminates the consulting relationship for any reason other than for cause. Mr. Beal received $240,000 of consulting fees and $14,086 related to health care reimbursements pursuant to this Consulting Agreement in 2010.

Transactions Involving Executive Officers

Overriding Royalty Interests.  Prior to the formation of Concho Equity Holdings Corp. in 2004, Messrs. Leach, Beal and Wright acquired working interests in 120 undeveloped acres located in Lea County, New Mexico. In connection with the formation of Concho Equity Holdings Corp., a predecessor of the Company, these working interests were sold to that company in November 2004 for $120,000 in the aggregate, and Messrs. Leach, Beal and Wright each retained a 0.25% overriding royalty interest in any production attributable to this acreage. The Company has not drilled any wells that are subject to these overriding royalty interests and, therefore, no payments have been made in connection with these interests.

Darin Holderness House Purchase.  In May 2010, the Compensation Committee of the Board of Directors approved the purchase by the Company of the existing residence of Mr. Holderness in order to facilitate his relocation to Midland, Texas. A third-party relocation company appraised the fair market value of the residence at $920,000, and the Company effected the purchase of the residence at that price. The purchase of Mr. Holderness’s residence was approved by the Audit Committee of the Board of Directors in compliance with the Company’s RPT Policy.

Registration Rights Agreement

Demand Registration Rights.  The Company is a party to a registration rights agreement with certain of its stockholders, including certain of the Company’s executive officers and the former stockholders of Concho Equity Holdings Corp., which was later merged into a wholly owned subsidiary of the Company. According to the registration rights agreement, holders of 20% of the aggregate shares held by the former stockholders of Concho Equity Holdings Corp. may request in writing that the Company register their shares by filing a registration statement under the Securities Act of 1933 (the “Securities Act”), so long as the anticipated aggregate offering price, net of underwriting discounts and commissions, exceeds $50 million.

Piggy-back Registration Rights.  If the Company proposes to file a registration statement under the Securities Act relating to an offering of the Company’s common stock (other than on a Form S-4 or a Form S-8 or a shelf registration on Form S-3), upon the written request of holders of registrable securities, the Company will use its commercially reasonable efforts to include in such registration, and any related underwriting, all of the registrable securities requested to be included, subject to customary cutback provisions. There is no limit to the number of these “piggy-back” registrations in which these holders may request their shares be included.

Registration Procedures and Expenses.  The Company generally will bear the registration expenses incurred in connection with any registration, including all registration, filing and qualification fees, printing and accounting fees, but excluding underwriting discounts and commissions. The Company has agreed to indemnify the subject stockholders against certain liabilities, including liabilities under the Securities Act, in connection with any registration effected under the registration rights agreement. The Company is not obligated to effect any registration more than one time in any six-month period and these registration rights terminate on August 7, 2017.

ITEM THREE:  ADVISORY VOTE ON THE COMPENSATION
OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

Executive compensation is an important matter to the Company, the Board and the Compensation Committee and the Company’s stockholders. The Company is asking its stockholders to vote, on a non-binding, advisory basis, on a resolution approving the compensation of the Company’s named executive officers as disclosed under “Compensation Discussion and Analysis” and the compensation tables and narrative discussion under “Executive Compensation” contained in this proxy statement.

The Compensation Committee continuously reviews, evaluates and updates the Company’s executive compensation programs to ensure that the Company provides rewards for individual performance, team achievements and corporate results and encourage an ownership mentality among the Company’s executives and other key employees. The success of the Company and its ability to maximize stockholder value is dependent on its ability to attract, retain and motivate the best available talent in the energy industry. As such, the Compensation Committee views the Company’s most important asset, its people, as an investment rather than an expense. Consequently, the Compensation Committee has developed overarching objectives for its executive compensation program, which are as follows:

•	attract, retain and motivate the best available talent in the energy industry;

•	align the interests of the Company’s executive officers with those of its stockholders; and

•	pay for performance, whereby an executive officer’s total compensation opportunity will be heavily influenced by the Company’s performance, as well as the executive officer’s individual performance.

To accomplish these objectives, the Company provides what it believes is a competitive total compensation package to the Company’s executive officers through a combination of base salary, performance-based annual cash incentive awards, long-term equity incentive compensation and broad-based benefit programs.

The Board of Directors requests the support of the Company’s stockholders for the compensation of the Company’s named executive officers as disclosed in this proxy statement. This advisory vote on the compensation of the Company’s named executive officers gives its stockholders the opportunity to make their opinions known about the Company’s executive compensation programs. As the Company seeks to align the Company’s executive compensation programs with the interests of its stockholders while continuing to retain key talented executives that drive the Company’s success, it asks that its stockholders approve the compensation of the Company’s named executive officers as disclosed in this proxy statement. Accordingly, for the reasons discussed above, the Board of Directors recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation philosophy and policies and the compensation of the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including under “Compensation Discussion and Analysis” and the compensation tables and narrative discussion under “Executive Compensation” contained in the proxy statement.”

This vote on the compensation of the Company’s named executive officers is only advisory and not binding on the Company, the Board or the Compensation Committee. Although the outcome of this advisory vote on the compensation of the Company’s named executive officers is non-binding, the Compensation Committee and the Board will review and consider the outcome of this vote when making future compensation decisions for the Company’s named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED UNDER “COMPENSATION DISCUSSION AND ANALYSIS” AND THE ACCOMPANYING COMPENSATION TABLES UNDER “EXECUTIVE COMPENSATION” CONTAINED IN THIS PROXY STATEMENT.

ITEM FOUR:  ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE
                     ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

The Company is seeking a vote, on a non-binding, advisory basis, regarding the frequency of the advisory vote on the compensation of the Company’s named executive officers as disclosed pursuant to the executive compensation disclosure rules of the SEC. Stockholders may vote to approve holding an advisory vote on the compensation of the Company’s named executive officers every one, two or three years.

The Board of Directors has given serious consideration to the recommended frequency of the advisory vote on the compensation of the Company’s named executive officers. After considering the benefits and consequences of each option for holding the advisory vote on the compensation of the Company’s named executive officers, the Board of Directors recommends that stockholders approve holding the advisory vote on the compensation of the Company’s named executive officers every three years for a number of reasons, including the following:

•	A three-year cycle is consistent with the Compensation Committee’s intent to create a compensation program that promotes stockholder value over the long-term and allows our stockholders sufficient time to evaluate the longer-term effectiveness of our compensation program;

•	the elements of the Company’s executive compensation program are not expected to change significantly from year to year;

•	the Company’s stockholders have the opportunity to communicate regarding the Company’s executive compensation programs in years in which a vote on executive compensation does not occur; and

•	the Company intends to periodically reassess its view that a three-year vote cycle is best and can provide for an advisory vote on executive compensation on a more frequent basis if changes in the Company’s compensation programs or other circumstances suggest that a more frequent vote would be more appropriate.

When voting on this advisory vote on the frequency of the advisory vote on the compensation of the Company’s named executive officers, stockholders should understand that they are not voting “for” or “against” the recommendation of the Board of Directors to hold the advisory vote every three years. Rather, stockholders will have the option to choose whether to approve holding future advisory votes on the compensation of the Company’s named executive officers every one, two or three years, or to abstain entirely from voting on the matter. The option that receives the most votes from stockholders will be considered by the Board of Directors as the stockholder’s recommendation as to the frequency of future stockholder advisory votes on the compensation of the Company’s named executive officers. However, the outcome of this vote on the frequency of future stockholder advisory votes on the compensation of the Company’s named executive officers is advisory and will not be binding on us or the Board of Directors. Accordingly, the Board of Directors may choose to hold the advisory vote on the compensation of the Company’s named executive officers on a more or less frequent basis than the option recommended by stockholders. Nevertheless, the Board of Directors will review and consider the outcome of this vote when making its determination as to the frequency of future advisory stockholder votes on the compensation of the Company’s named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE OF THREE YEARS AS THE FREQUENCY OF HOLDING THE ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

ADDITIONAL INFORMATION

Stockholder Proposals; Director Nominations

Any stockholder desiring to present a stockholder proposal at the Company’s 2012 Annual Meeting of Stockholders and to have the proposal included in the Company’s related proxy statement must send it to the Company’s General Counsel and Secretary at 550 West Texas Avenue, Suite 100, Midland, Texas 79701, so that it is received no later than December 30, 2011. All such proposals should be in compliance with SEC rules and regulations. The Company will only include in its proxy materials those stockholder proposals that it receives before the deadline and that are proper for stockholder action.

In addition, in accordance with the Company’s bylaws, any stockholder entitled to vote at the Company’s 2012 Annual Meeting of Stockholders may propose business (other than proposals to be included in the Company’s proxy materials as discussed in the preceding paragraph) to be included on the agenda of, and properly presented for action at, the 2012 Annual Meeting of Stockholders only if written notice of such stockholder’s intent is given in accordance with the requirements of the Company’s bylaws and SEC rules and regulations. Such proposal must be submitted in writing and addressed to the attention of the Company’s General Counsel and Secretary at the address shown above, so that it is received between February 14, 2012 and March 15, 2012.

Solicitation of Proxies

The solicitation of proxies by the Board of Directors will be conducted primarily by mail. In addition, officers, directors and employees of the Company may solicit proxies personally or by telephone, facsimile or electronic means. These officers, directors and employees will not receive any extra compensation for these services, but may be reimbursed for their reasonable expenses in forwarding solicitation material. The Company’s transfer agent, American Stock Transfer & Trust Company, and Broadridge Financial Solutions will assist the Company in the distribution of proxy materials and will provide voting and tabulation services for the Annual Meeting. For these services, the Company estimates that it will pay approximately $50,000 in the aggregate for fees and expenses. In addition, the Company will reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses incurred by them in forwarding proxy materials to stockholders of the Company. The costs of the solicitation, including the cost of the preparation, assembly, printing and mailing of this Proxy Statement, the proxy card and any additional information furnished to stockholders, will be borne by the Company.

Stockholder List

In accordance with the Delaware General Corporation Law, the Company will maintain at its corporate offices in Midland, Texas a list of the stockholders entitled to vote at the Annual Meeting. The list will be open to the examination of any stockholder, for purposes germane to the Annual Meeting, during ordinary business hours for ten days before the Annual Meeting.

Proxy Materials, Annual Report and Other Information

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON JUNE 2, 2011:

A COPY OF THE PROXY STATEMENT, THE FORM OF PROXY, THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2010 AND THE 2010 ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE FREE OF CHARGE AT www.conchoresources.com/proxy.

The Company’s Annual Report to Stockholders for the year ended December 31, 2010, is being mailed to stockholders concurrently with this Proxy Statement and does not form part of the proxy solicitation material.

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC, will be sent to any stockholder without charge upon written request addressed to Concho Resources Inc., 550 West Texas Avenue, Suite 100, Midland, Texas 79701, Attention: General Counsel and Secretary. A copy of this Proxy Statement and the Company’s Annual Report to Stockholders will also be sent upon written or oral request to any stockholder of a shared address to which a single copy of this Proxy Statement or the Company’s Annual Report to Stockholders was delivered. Requests may be made by writing to Concho Resources Inc., 550 West Texas Avenue, Suite 100, Midland, Texas 79701, Attention: General Counsel and Secretary or by calling 432-683-7443.

* * * * * *

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO VOTE BY COMPLETING, SIGNING AND RETURNING YOUR PROXY CARD IN THE ENCLOSED POSTAGE-PAID, ADDRESSED ENVELOPE.

2011 ANNUAL MEETING OF STOCKHOLDERS OF CONCHO RESOURCES INC. June 2, 2011 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Annual Report, Notice of Meeting and Proxy Statement are available at http:www.conchoresources.comproxy. Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. Election of Directors: O Timothy A. Leach O William H. Easter III O W. Howard Keenan, Jr. 2. To ratify the selection of Grant Thornton LLP as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2011. 3. Non-binding advisory vote on executive compensation (“sayon- pay”). 4. Non-binding advisory vote on the frequency of say-onpay votes. 5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy is solicited on behalf of the Board of Directors of the Company. This proxy, when properly executed, will be voted in accordance with the instructions given above. If no instructions are given, this proxy will be voted “FOR ALL NOMINEES” on the election of the director nominees; “FOR” proposals 2 and 3; and “3 years” on proposal 4. FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES; “FOR” PROPOSALS 2 AND 3; AND “3 YEARS” ON PROPOSAL 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x —Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person

CONCHO RESOURCES INC. 2011 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 2, 2011 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints C. William Giraud, Jack F. Harper, Darin G. Holderness and Matthew G. Hyde as proxies, each with full power of substitution, to represent and vote, as designated on the reverse side, all of the shares of Common Stock of Concho Resources Inc. held of record by the undersigned on April 18, 2011, at the 2011 Annual Meeting of Stockholders to be held at 3:00 p.m. in the Wildcatter Room, Petroleum Club of Midland, 501 West Wall, Midland, Texas, on June 2, 2011, or any adjournment or postponement thereof. (Continued and to be signed on the reverse side)